UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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FIDELITY NATIONAL FINANCIAL, INC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

April 15, 2010

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the annual meeting of stockholders of Fidelity National Financial, Inc. The meeting will be held on May 27, 2010 at 10:00 a.m., Eastern Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204. The formal Notice of Annual Meeting and Proxy Statement for this meeting are attached to this letter.

The Notice of Annual Meeting and Proxy Statement contain more information about the annual meeting, including:

•	who can vote; and

•	the different methods you can use to vote, including the telephone, Internet and traditional paper proxy card.

Whether or not you plan to attend the annual meeting, please vote by one of these outlined methods to ensure that your shares are represented and voted in accordance with your wishes. This will help us avoid the expense of sending follow-up letters to ensure that a quorum is represented at the annual meeting, and will assure that your vote is counted if you are unable to attend.

On behalf of the Board of Directors, I thank you for your cooperation.

Sincerely,

Alan L. Stinson
Chief Executive Officer

Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Fidelity National Financial, Inc.:

Notice is hereby given that the 2010 Annual Meeting of Stockholders of Fidelity National Financial, Inc. will be held on May 27, 2010 at 10:00 a.m., Eastern Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204 for the following purposes:

1.	to elect four Class II directors to serve until the 2013 annual meeting of stockholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2010 fiscal year; and

3.	to transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors set March 30, 2010 as the record date for the meeting. This means that owners of Fidelity National Financial, Inc. common stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.

All stockholders are cordially invited to attend the meeting in person. However, even if you plan to attend the annual meeting in person, please read these proxy materials and cast your vote on the matters that will be presented at the meeting. You may vote your shares through the Internet, by telephone, or by mailing the enclosed proxy card. Instructions for our registered stockholders are described under the question “How do I vote?” on page 2 of the proxy statement.

Sincerely,

Michael L. Gravelle
Corporate Secretary

Jacksonville, Florida
April 15, 2010

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE (OR VOTE VIA TELEPHONE OR INTERNET) TO ASSURE REPRESENTATION OF YOUR SHARES.

i

Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors (the “Board”) of Fidelity National Financial, Inc. (the “Company” or “FNF”) for use at the Annual Meeting of Stockholders to be held on May 27, 2010 at 10:00 a.m., Eastern Time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The meeting will be held in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida.

It is anticipated that such proxy, together with this proxy statement, will be first mailed on or about April 15, 2010 to all stockholders entitled to vote at the meeting.

The Company’s principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number at that address is (904) 854-8100.

GENERAL INFORMATION ABOUT THE COMPANY

Prior to October 17, 2005, the Company was known as Fidelity National Title Group, Inc. and was a wholly-owned subsidiary of another publicly traded company, also called Fidelity National Financial, Inc. (“old FNF”). On October 17, 2005, old FNF distributed to its stockholders a minority interest in the Company, making it a majority-owned, publicly traded company (the “Partial Spin-Off”). On October 24, 2006, old FNF transferred certain assets to the Company in return for the issuance of 45,265,956 shares of Company common stock to old FNF. Old FNF then distributed to its stockholders all of its shares of Company common stock, making the Company a stand alone public company (the “Full Spin-Off”). In November 2006, old FNF was then merged with and into another of its subsidiaries, Fidelity National Information Services, Inc. (“FIS”), after which the Company changed its name to Fidelity National Financial, Inc. In July 2008, FIS spun off its lender processing services operations by distributing to its stockholders the common stock of Lender Processing Services, Inc. (“LPS”). Unless stated otherwise or the context otherwise requires, all references in this proxy statement to “us,” “we,” “our,” the “Company” or “FNF” are to Fidelity National Financial, Inc. For purposes of the biographical descriptions of our directors and executive officers, service with FNF includes service with old FNF prior to the Full Spin-Off.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Your shares can be voted at the annual meeting only if you vote by proxy or if you are present and vote in person. Even if you expect to attend the annual meeting, please vote by proxy to assure that your shares will be represented.

Who is entitled to vote?

All record holders of FNF common stock as of the close of business on March 30, 2010 are entitled to vote. On that day, 229,679,237 shares were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the annual meeting.

What shares are covered by the proxy card?

The proxy card covers all shares held by you of record (i.e., shares registered in your name), and any shares held for your benefit in FNF’s 401(k) plan and Employee Stock Purchase Plan.

What if I am a beneficial holder rather than an owner of record?

If you hold your shares through a broker, bank, or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

How do I vote?

There are three ways to vote by proxy, other than by attending the annual meeting and voting in person:

•	by mail, using the enclosed proxy card and return envelope;

•	by telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or

•	by the Internet, using a unique password printed on your proxy card and following the instructions on the proxy card.

What does it mean to vote by proxy?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our Chairman of the Board and to our Chief Executive Officer, who are sometimes referred to as the “proxy holders.” By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the Board for such proposal.

On what am I voting?

You will be asked to consider two proposals at the annual meeting.

•	Proposal No. 1 asks you to elect four Class II directors to serve until the 2013 annual meeting of stockholders.

•	Proposal No. 2 asks you to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year.

What happens if other matters are raised at the meeting?

Although we are not aware of any matters to be presented at the annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the meeting in accordance with the procedures specified in FNF’s certificate of incorporation and bylaws, all proxies given to the proxy holders will be voted in accordance with their best judgment.

What if I submit a proxy and later change my mind?

If you have submitted your proxy and later wish to revoke it, you may do so by doing one of the following: giving written notice to the Corporate Secretary; submitting another proxy bearing a later date (in any of the permitted forms); or casting a ballot in person at the annual meeting.

Who will count the votes?

Broadridge Investor Communications Services will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.

How many votes must each proposal receive to be adopted?

The following votes must be received:

•	For Proposal No. 1 regarding the election of directors, the four people receiving the largest number of votes cast by the shares entitled to vote at the annual meeting will be elected as directors.

•	For Proposal No. 2, under Delaware law the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote would be required for approval.

What constitutes a quorum?

A quorum is present if a majority of the outstanding shares of common stock entitled to vote is represented. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

What are broker non-votes?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange, such as the ratification of the appointment of the independent registered public accounting firm. On non-routine matters, such as the election of directors, nominees cannot vote unless they receive voting instructions from beneficial owners, resulting in so called “broker non-votes.” Please note that this year the rules that guide how brokers vote your shares have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions. Please be sure to give specific voting instructions to your broker, so that your vote can be counted.

What effect does an abstention have?

With respect to Proposal No. 1, abstentions or directions to withhold authority will not be included in vote totals and will not affect the outcome of the vote. For purposes of the Delaware law requirement that a proposal receive the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote, abstentions will have the effect of a vote against the proposals.

Who pays the cost of soliciting proxies?

We pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Stockholders, this proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Morrow & Co. to assist in the solicitation of proxies for an estimated fee of $12,000 plus reimbursement of expenses.

What if I share a household with another stockholder?

We have adopted a procedure approved by the Securities and Exchange Commission, or SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our Annual Reports and/or Proxy Statements, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact our transfer agent, Continental Stock Transfer & Trust (in writing: 17 Battery Place, 8th Floor, New York, NY 10004; by telephone: (212) 509-4000). If you participate in householding and wish to receive a separate copy of the 2009 Annual Report or this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of future Annual Reports and/or Proxy Statements, please contact Continental Stock Transfer & Trust as indicated above. Beneficial stockholders can request information about householding from their banks, brokers or other holders of record. We hereby undertake to deliver promptly upon written or oral request, a separate copy of the annual report to stockholders, or proxy statement, as applicable, to a stockholder at a shared address to which a single copy of the document was delivered.

CERTAIN INFORMATION ABOUT OUR DIRECTORS

Information About the Nominees for Election

The names of the nominees proposed for election at the annual meeting as Class II directors of the Company and certain biographical information concerning each of them is set forth below. Expiration terms of nominees for election at the annual meeting are given assuming the nominees are elected.

Nominees for Class II Directors — Term Expiring 2013

			Director
Name	Position with FNF	Age(1)	Since

Daniel D. (Ron) Lane	Director	75	1989	(2)
	Chairman of the Compensation Committee; Member of the Audit Committee
General William Lyon	Director	87	1998	(2)
Richard N. Massey	Director	54	2006	(2)
	Member of the Compensation Committee
Cary H. Thompson	Director	53	1992	(2)
	Member of the Compensation Committee and the Executive Committee

(1)	As of April 1, 2010.

(2)	Includes the period of time during which the director served as a director of old FNF.

Daniel D. (Ron) Lane.  Daniel D. (Ron) Lane has served as a director of the Company since 1989. Since February 1983, Mr. Lane has been a principal, Chairman and Chief Executive Officer of Lane/Kuhn Pacific, Inc., a corporation that comprises several community development and home building partnerships, all of which are headquartered in Newport Beach, California. Mr. Lane also serves as a director of CKE Restaurants, Inc. and served as a director of FIS from February 2009 to July 2008.

Mr. Lane’s qualifications to serve on the FNF Board include his extensive experience in and knowledge of the real estate industry, particularly as Chairman and Chief Executive Officer of Lane/Kuhn Pacific, Inc., his financial literacy and his experience as a director on the boards of directors of other companies.

General William Lyon.  General Lyon has served as a director of the Company since 1998. General Lyon has served as the Chairman of the Board and Chief Executive Officer of William Lyon Homes, Inc. and its predecessors since 1954. General Lyon also serves as the Chairman of the Board of Commercial Bank of California. Mr. Lyon also serves as a director of Orange County Performing Arts Center and Orangewood Children’s Foundation, and as a Life Trustee of the University of Southern California.

General Lyon’s qualifications to serve on the FNF Board include his extensive experience in and knowledge of the real estate industry, particularly as Chairman of the Board of William Lyon Homes, Inc., and his experience as a director on the boards of directors of other companies.

Richard N. Massey.  Richard N. Massey has served as a director of the Company since February 2006. Mr. Massey has been a partner of Westrock Capital, LLC, a private investment partnership, since January 2009. Mr. Massey was Chief Strategy Officer and General Counsel of Alltel Corporation from January 2006 to January 2009. From 2000 until 2006, Mr. Massey served as Managing Director of Stephens Inc., a private investment bank, during which time his financial advisory practice focused on software and information technology companies. Mr. Massey also serves as a director of FIS.

Mr. Massey’s qualifications to serve on the FNF Board include his experience in corporate finance and investment banking and as a financial and legal advisor to public and private businesses, as well as his expertise in identifying, negotiating and consummating mergers and acquisitions.

Cary H. Thompson.  Cary H. Thompson has served as a director of the Company since 1992. Mr. Thompson currently is Vice Chairman of Investment Banking, Bank of America Merrill Lynch, having joined that firm in May 2008. From 1999 to May 2008, Mr. Thompson was Senior Managing Director and Head of West Coast Investment Banking at Bear Stearns & Co., Inc. Mr. Thompson also serves on the Board of Directors of SonicWall Corporation and served as a director of FIS from February 2009 to July 2008.

Mr. Thompson’s qualifications to serve on the FNF Board include his experience in corporate finance and investment banking, his knowledge of financial markets and his expertise in negotiating and consummating financial transactions.

Information About Our Directors Continuing in Office

The names of the incumbent directors of the Company who are not up for election at the annual meeting and certain biographical information concerning each of them is set forth below. Expiration terms of the incumbent directors are also provided.

Incumbent Class III Directors — Term Expiring 2011

			Director
Name	Position with FNF	Age(1)	Since

William P. Foley, II	Chairman of the Board Chairman of the Executive Committee	65	1984	(2)
Douglas K. Ammerman	Director Chairman of the Audit Committee	58	2005	(2)
Thomas M. Hagerty	Director Chairman of the Corporate Governance and Nominating Committee, Member of the Executive Committee	47	2005	(2)
Peter O. Shea, Jr.	Director Member of the Corporate Governance and Nominating Committee	43	2006

(1)	As of April 1, 2010.

(2)	Includes the period of time during which the director served as a director of old FNF.

William P. Foley, II.  William P. Foley, II has served as the executive Chairman of the Company since October 2006 and, prior to that, as Chairman of the Board since 1984. Mr. Foley also served as Chief Executive Officer of the Company from 1984 until May 2007. Mr. Foley also served as President of FNF from 1984 until December 1994. Mr. Foley also serves as the Executive Chairman of FIS. Mr. Foley also served as the Chairman of LPS from July 2008 until March 2009, and, within the past five years, has served as a director of Florida Rock Industries, Inc. and CKE Restaurants, Inc. He also serves on the board of the Foley Family Charitable Foundation and the Cummer Museum of Arts and Gardens.

Mr. Foley’s qualifications to serve on the FNF Board include his 26 years as a director and executive officer of FNF, his experience as a board member and executive officer of public and private companies in a wide variety of industries, and his strong track record of building and maintaining shareholder value and successfully negotiating and implementing mergers and acquisitions.

Douglas K. Ammerman.  Douglas K. Ammerman has served as a director of the Company since July 2005. Mr. Ammerman is a retired partner of KPMG LLP, where he became a partner in 1984. Mr. Ammerman formally retired from KPMG in 2002. He also serves as a director of Quiksilver, Inc., William Lyon Homes and El Pollo Loco, Inc.

Mr. Ammerman’s qualifications to serve on the FNF Board include his financial and accounting background and expertise, including his 18 years as a partner with KPMG LLP and his experience as a director on the boards of directors of other companies.

Thomas M. Hagerty.  Thomas M. Hagerty has served as a director of the Company since 2005. Mr. Hagerty is a Managing Director of Thomas H. Lee Partners, L.P. Mr. Hagerty has been employed by Thomas H. Lee Partners, L.P. and its predecessor, Thomas H. Lee Company, since 1988. From July 2000 through April 2001, Mr. Hagerty also served as the Interim Chief Financial Officer of Conseco, Inc. On December 17, 2002, Conseco, Inc. voluntarily commenced a case under Chapter 11 of the United States Code in the United States Bankruptcy Court, Northern District of Illinois, Eastern Division. Mr. Hagerty currently serves as a director of MGIC Investment Corp., MoneyGram International, Inc., Ceridian Corporation, FIS and several private companies. Within the past five years, Mr. Hagerty has served as a director of Metris Companies, Inc.

Mr. Hagerty’s qualifications to serve on the FNF Board include his managerial and strategic expertise working with large growth-oriented companies as a Managing Director of Thomas H. Lee Partners, L.P., a leading private equity firm, and his experience in enhancing value of such companies, along with his expertise in corporate finance.

Peter O. Shea, Jr.  Peter O. Shea, Jr. has served as a director of the Company since April 2006. Mr. Shea is also the President and Chief Executive Officer of J.F. Shea Co., Inc. and he previously served as Chief Operating Officer of J.F. Shea Co., Inc. for more than five years. J.F. Shea Co., Inc. is a private company with operations in home building, commercial property development and management and heavy civil construction.

Mr. Shea’s qualifications to serve on the FNF Board include his experience in managing multiple and diverse operating companies and his knowledge of the real estate industry, particularly as President and Chief Executive Officer of J.F. Shea Co., Inc.

Incumbent Class I Directors — Term Expiring 2012

			Director
Name	Position with FNF	Age(1)	Since

Frank P. Willey	Vice Chairman of the Board	56	1984	(2)
Willie D. Davis	Director Member of the Audit Committee	75	2003	(2)

(1)	As of April 1, 2010.

(2)	Includes the period of time during which the director served as a director of old FNF.

Frank P. Willey.  Mr. Willey is the Vice Chairman of the Board of the Company and has been a director since 1984. Mr. Willey served as the Company’s President from January 1, 1995 through March 20, 2000. Prior to that, he served as an Executive Vice President and General Counsel of the Company until December 31, 1994. Mr. Willey also serves as a director of CKE Restaurants, Inc. and PennyMac Mortgage Investment Trust.

Mr. Willey’s qualifications to serve on the FNF Board include his 26 years as a director and/or executive officer of FNF and his experience and knowledge of the real estate and title industry.

Willie D. Davis.  Willie D. Davis has served as a director of the Company since 2003. Mr. Davis has served as the President and a director of All-Pro Broadcasting, Inc., a holding company that operates several radio stations, since 1976. Mr. Davis also serves on the Board of Directors of MGM Mirage, Inc., and, within the past five years, has served as a director of Sara Lee Corporation, Dow Chemical Company, Alliance Bank, Johnson Controls, Inc., Manpower, Inc., and Checkers Drive-In Restaurants, Inc.

Mr. Davis’ qualifications to serve on the FNF Board include his years of business experience as an executive officer and/or board member of public and private companies, his experience in financial and accounting matters and his knowledge of corporate governance matters.

PROPOSAL NO. 1:  ELECTION OF DIRECTORS

The certificate of incorporation and the bylaws of the Company provide that our Board shall consist of at least one and no more than fourteen directors. Our directors are divided into three classes. The Board determines the number of directors within these limits. The term of office of only one class of directors expires in each year. The directors elected at this annual meeting will hold office for a term of three years or until their successors are elected and qualified. The current number of directors is ten.

At this annual meeting, the following persons, each of whom is a current Class II director of the Company, have been nominated to stand for election to the Board for a three-year term expiring in 2013:

Daniel D. (Ron) Lane
General William Lyon
Richard N. Massey
Cary H. Thompson

The Board believes that each of the nominees will stand for election and will serve if elected as a director.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” EACH OF THE LISTED NOMINEES.

PROPOSAL NO. 2:  RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

General Information About KPMG LLP

Although stockholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and our stockholders. If our stockholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent registered public accounting firm.

In choosing our independent registered public accounting firm, our audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the SEC rules on “Auditor Independence,” including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants.

Representatives of KPMG LLP are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The audit committee has appointed KPMG LLP to audit the consolidated financial statements of the Company for the 2010 fiscal year. KPMG LLP or its predecessors have continuously acted as the independent registered public accounting firm for the Company (including old FNF) commencing with the fiscal year ended December 31, 1988. For services rendered to us during or in connection with our years ended December 31, 2009 and 2008, we were billed the following fees by KPMG LLP:

	2009	2008
	(In thousands)

Audit Fees	$3,633	$3,590
Audit-Related Fees	175	193
Tax Fees	256	100
All Other Fees	—	—

Audit Fees.  Audit fees consisted principally of fees for the audits, registration statements and other filings related to the Company’s 2009 and 2008 financial statements, and audits of the Company’s subsidiaries required for regulatory reporting purposes, including billings for out of pocket expenses incurred.

Audit-Related Fees.  Audit-related fees in 2009 and 2008 consisted principally of fees for audits of employee benefit plans.

Tax Fees.  Tax fees for 2009 and 2008 consisted principally of fees for tax compliance, tax planning and tax advice.

All Other Services.  The Company incurred no other fees in 2009 or 2008.

Approval of Accountants’ Services

In accordance with the requirements of the Sarbanes-Oxley Act of 2002, all audit and audit-related work and all non-audit work performed by KPMG LLP is approved in advance by the audit committee, including the proposed fees for such work. Our pre-approval policy provides that, unless a type of service to be provided by KPMG LLP has been generally pre-approved by the audit committee, it will require specific pre-approval by the audit committee. In addition, any proposed services exceeding pre-approved maximum fee amounts also require pre-approval by the audit committee. Our pre-approval policy provides that specific pre-approval authority is delegated to our audit committee chairman, provided that the estimated fee for the proposed service does not exceed a pre-approved maximum amount set by the committee. Our audit committee chairman must report any pre-approval decisions to the audit committee at its next scheduled meeting.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2010 FISCAL YEAR.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS

The number of our common shares beneficially owned by each individual or group is based upon information in documents filed by such person with the SEC, other publicly available information or information available to us. Percentage ownership in the following tables is based on 229,679,237 shares of FNF common stock outstanding as of March 30, 2010. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares of common stock beneficially owned by that stockholder. The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC.

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding beneficial ownership of our common stock by each stockholder who is known by the Company to beneficially own 5% or more of our common stock:

	Number of Shares	Percent of
Name	Beneficially Owned	Class

BlackRock, Inc.(1)	19,871,368	8.7%
Artisan Partners Holdings L.P.(2)	13,317,349	5.8%

(1)	According to Schedule 13G filed January 29, 2010, BlackRock, Inc., whose address is 40 East 52nd Street, New York, NY 10022, may be deemed to be the beneficial owner of 19,871,368 shares.

(2)	According to Schedule 13G filed February 11, 2010, Artisan Partners Holdings L.P., Artisan Investment Corporation, Artisan Partners Limited Partnership, Artisan Investments GP LLC, ZFIC, Inc., Andrew A. Ziegler, and Carlene M. Ziegler may be deemed to be the beneficial owner of 13,317,349 shares. The address of such entities and persons is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

Security Ownership of Management and Directors

The following table sets forth information regarding beneficial ownership of our common stock by:

•	each of our directors and nominees for director;

•	each of the named executive officers as defined in Item 402(a)(3) of Regulation S-K promulgated by the SEC; and

•	all of our executive officers and directors as a group.

The mailing address of each director and executive officer shown in the table below is c/o Fidelity National Financial, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204.

	Number of
	Shares		Number			Percent
Name	Owned(1)		of Options(2)	Total		of Total

Douglas K. Ammerman	21,528		68,852	90,380		*
Brent B. Bickett	305,464		412,983	718,447		*
Willie D. Davis	31,579		216,439	248,018		*
William P. Foley, II	7,388,011	(3)	1,870,214	9,258,225	(3)	4.03%
Thomas M. Hagerty	27,835		46,872	74,707		*
Daniel D. (Ron) Lane	189,149		127,102	316,251		*
General William Lyon	58,043		24,890	82,933		*
Richard N. Massey	83,879		24,890	108,769		*
Anthony J. Park	202,896	(4)	310,930	513,826	(4)	*
Raymond R. Quirk	929,898	(5)	751,935	1,681,833	(5)	*
Peter O. Shea, Jr.	18,000		24,890	42,890		*
Alan L. Stinson	605,068		696,983	1,302,051		*
Cary H. Thompson	18,881		70,625	89,506		*
Frank P. Willey	1,510,698		36,796	1,547,494		*
All directors and officers (16 persons)	11,553,019		4,908,422	16,461,441		7.17%

*	Represents less than 1% of our common stock.

(1)	Includes the following pledged shares: Mr. Foley — 1,590,434 shares; Mr. Quirk — 212,113 shares; Mr. Willey — 1,510,698 shares; and all directors and officers as a group — 3,313,245 shares.

(2)	Represents shares subject to stock options that are exercisable on March 30, 2010 or become exercisable within 60 days of March 30, 2010.

(3)	Included in this amount are 2,995,122 shares held by Folco Development Corporation, of which Mr. Foley and his spouse are the sole stockholders, and 708,106 shares held by Foley Family Charitable Foundation.

(4)	Included in this amount are 131,265 shares held by the Park Family Trust.

(5)	Included in this amount are 621,914 shares held by the Quirk 2002 Trust and 47,193 shares held by the Raymond Quirk 2004 Trust.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2009, about our common stock which may be issued under our equity compensation plans:

Number of Securities
Remaining Available
		Weighted-Average	for Future Issuance
	Number of Securities to	Exercise Price of	Under Equity
	be Issued Upon Exercise	Outstanding	Compensation Plans
	of Outstanding Options,	Options, Warrants	(Excluding Securities
	Warrants and Rights	and Rights	Reflected in Column
Plan Category	(a)	(b)	(a))(c)

Equity compensation plans approved by security holders	23,238,646	$13.39	1,270,433	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	23,238,646	$13.39	1,270,433

(1)	In addition to being available for future issuance upon exercise of options and stock appreciation rights, 1,270,433 shares under the Fidelity National Financial, Inc. Amended and Restated 2005 Omnibus Incentive Plan may be issued in connection with awards of restricted stock, restricted stock units, performance shares, performance units or other stock-based awards.

CERTAIN INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The executive officers of the Company as of the date of this proxy statement are set forth in the table below. Certain biographical information with respect to those executive officers who do not also serve as directors follows the table.

Name	Position with FNF	Age

William P. Foley, II	Chairman of the Board	65
Alan L. Stinson	Chief Executive Officer	64
Raymond R. Quirk	President	63
Brent B. Bickett	Executive Vice President, Corporate Finance	45
Anthony J. Park	Executive Vice President and Chief Financial Officer	43
Michael L. Gravelle	Executive Vice President, General Counsel and Corporate Secretary	48
Daniel K. Murphy	Senior Vice President and Treasurer	43

Alan L. Stinson.  Mr. Stinson is the Chief Executive Officer of FNF and he has served in that position since May 2007. Previously, Mr. Stinson served as Co-Chief Operating Officer from October 2006 until May 2007. Mr. Stinson joined FNF in October 1998 as Executive Vice President, Financial Operations and served as Executive Vice President and Chief Financial Officer of FNF from January 1999 until November 2006. Mr. Stinson was also named Chief Operating Officer of FNF in February 2006.

Raymond R. Quirk.  Mr. Quirk is the President of FNF and he has served in that position since April 2008. Previously, Mr. Quirk served as Co-President since May 2007 and Co-Chief Operating Officer of FNF from October 2006 until May 2007. Mr. Quirk was appointed as President of FNF in 2002 and served in that role until October 2005 when he was named Chief Executive Officer. Since joining FNF in 1985, Mr. Quirk has served in numerous executive and management positions, including Executive Vice President, Co-Chief Operating Officer and Division Manager and Regional Manager, with responsibilities for managing direct and agency operations nationally.

Brent B. Bickett.  Mr. Bickett has served as Executive Vice President, Corporate Finance of FNF since April 2008. He joined FNF in 1999 as a Senior Vice President, Corporate Finance and has served as an executive officer of FNF since that time. Mr. Bickett also serves as Corporate Executive Vice President, Corporate Finance of FIS.

Anthony J. Park.  Mr. Park is the Executive Vice President and Chief Financial Officer of FNF and he has served in that position since October 2005. Prior to being appointed CFO of the Company, Mr. Park served as Controller and Assistant Controller of FNF from 1991 to 2000 and served as the Chief Accounting Officer of FNF from 2000 to 2005.

Michael L. Gravelle.  Mr. Gravelle has served as the Executive Vice President, General Counsel and Corporate Secretary of FNF since January 2010 and served in the capacity of Executive Vice President, Legal since May 2006 and Corporate Secretary since April 2008. Mr. Gravelle joined FNF in 2003, serving as Senior Vice President. Mr. Gravelle joined a subsidiary of FNF in 1993, where he served as Vice President, General Counsel and Secretary beginning in 1996 and as Senior Vice President, General Counsel and Corporate Secretary beginning in 2000. Mr. Gravelle also serves as Corporate Executive Vice President, Chief Legal Officer and Secretary of FIS.

Daniel K. Murphy.  Mr. Murphy is the Senior Vice President and Treasurer of FNF and has served in that position since October 2008. Prior to being appointed Treasurer of FNF, Mr. Murphy served as Senior Vice President, Finance and Investor Relations of FNF from July 2000 to October 2008.

COMPENSATION DISCUSSION AND ANALYSIS AND EXECUTIVE AND
DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The following compensation discussion and analysis may contain statements regarding corporate performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Introduction

In this compensation discussion and analysis, we provide an overview of our compensation programs in 2009, including the objectives of the programs and the rationale for each element of compensation during 2009, for our named executive officers. In 2009, our named executive officers were:

•	William P. Foley, II, our Executive Chairman

•	Alan L. Stinson, our Chief Executive Officer

•	Raymond R. Quirk, our President

•	Anthony J. Park, our Executive Vice President and Chief Financial Officer and

•	Brent B. Bickett, our Executive Vice President, Corporate Finance.

In 2009, we faced another challenging business environment; however, our management team continued to position us for future growth and success. Our strategy in the title insurance business is to maximize operating profits by increasing our market share and managing operating expenses throughout the real estate business cycle. Our compensation programs, which emphasize pay for performance, are designed to help us accomplish these goals while fostering a high performance culture.

On October 1, 2008, we imposed a six-month, 10% salary reduction to FNF employees. We felt these reductions were appropriate given the general market conditions and the impact the market conditions have had on our profitability. This was the second year in a row in which we temporarily reduced the salaries of our named executive officers. In addition, as a result of the transfer of our 61% interest in FNRES to LPS in February 2009, participants in the FNRES stock option plan, including our named executive officers, forfeited all of the options they held to acquire FNRES common stock. Based on our 2008 performance, we did not increase base salaries of our named executive officers in 2009 other than for Mr. Stinson, whose increase is discussed below under “Base Salary.”

In May 2009, our compensation committee adopted a policy that we will not enter into new employment agreements, or materially amended employment agreements, with our named executive officers that include (1) a single trigger or modified single trigger for payments contingent upon a change in control, or (2) any excise tax gross-up provisions with respect to payments contingent upon a change in control. Single trigger and modified single trigger provisions provide for payment upon a change in control or upon a voluntary termination of employment following a change in control. In 2010, Mr. Foley agreed to amend his employment agreement to eliminate his modified single-trigger provision, which would have allowed him to receive severance benefits upon a termination of his employment for any reason during the six-month period following a change in control. All of our named executive officers agreed in 2010 to amend their employment agreements to eliminate the excise tax gross-up provisions. Eliminating these provisions will help us retain our named executive officers during the critical period following a change in control transaction, and thereafter, and will also eliminate potentially expensive excise tax gross-up obligations. These amendments are discussed further below.

Objectives of our Compensation Programs

Our compensation programs are designed to attract and motivate high performing executives with the objective of delivering long-term stockholder value and financial results. Retaining our key employees is also a high priority, as there is significant competition in our industry for talented managers. We think the most effective way of accomplishing these objectives is to link the compensation of our named executive officers to specific annual and long-term strategic goals, thereby aligning the interests of our executives with those of our stockholders. We are dedicated to delivering strong results for our stockholders, and we believe our practice of linking compensation with corporate performance will help us accomplish that goal.

We link a significant portion of each named executive officer’s total annual compensation to performance goals that are intended to deliver measurable results. Executives are generally rewarded only when and if the performance goals are met or exceeded. We also believe that material stock ownership by executives assists in aligning our executives’ interests with those of our stockholders and strongly motivates executives to build long-term stockholder value. We structure our equity-based compensation programs to assist in creating this link. Finally, we provide our executives with total compensation that we believe is competitive relative to the compensation paid to similarly situated executives from similarly sized companies, and which is sufficient to motivate, reward and retain those individuals with the leadership abilities and skills necessary for achieving our ultimate objective: the creation of long-term stockholder value.

We strive to maintain a consistent approach to our executive compensation programs from year to year. We consider changes to our programs only if they are supported by appropriate business reasons. We have a set of core values that support our company’s culture, and those values have remained consistent over the years.

Role of Compensation Committee, Compensation Consultant and Executive Officers

Our compensation committee is responsible for approving and monitoring all compensation programs for our named executive officers, as well as our other officers. Our compensation committee is also responsible for administering our annual incentive plan and stock incentive plan and approving individual grants and awards under those plans for our executive officers.

To further the objectives of our compensation program, our compensation committee engaged Strategic Compensation Group, an independent compensation consultant, to conduct an annual review of our compensation programs for our named executive officers and for other key executives. Strategic Compensation Group was selected by our compensation committee, reports directly to the committee and receives compensation only for services provided to the committee, and neither it nor any affiliated company provides any other services to the company. Strategic Compensation Group provided our compensation committee with relevant market data and alternatives to consider when making compensation decisions for our key executives, including the named executive officers.

Our Chief Executive Officer also plays an important role in determining executive compensation levels, by making recommendations to our compensation committee regarding salary adjustments and incentive awards for his direct reports. Our Executive Chairman may also make recommendations with respect to equity-based incentive compensation awards. These recommendations will be based on a review of an executive’s performance and job responsibilities and potential future performance. Our compensation committee may exercise its discretion in modifying any recommended salary adjustments or incentive awards for our executives. Our Executive Chairman and our Chief Executive Officer do not make recommendations to our compensation committee with respect to their own compensation.

Compensation Governance

We periodically review our compensation philosophy and make adjustments that are believed to be in the best interests of the company and our stockholders. As part of this process, we review compensation trends and consider what is thought to be current best practice, with the goal of continually improving our approach to executive compensation. Some of the improvements made and actions taken include the following:

•	the requirement that any dividends on restricted stock be subject to the same underlying vesting requirements applicable to the restricted stock — that is, no payment of dividends until the restricted stock vests

•	the requirement that certain officers, including all of the named executive officers, must hold at least half of the shares of restricted stock that vest for a period of at least six months

•	using a shorter expiration period for our stock options

•	separation of the positions of Chief Executive Officer and Chairman into two positions

•	appointing an independent lead director to help manage the affairs of our board of directors

•	completing a new “risk assessment,” as required under the rules of the SEC

•	using an independent compensation consultant who reports solely to the compensation committee, and who does not provide services other than executive compensation consulting and

•	a significant increase in the required executive stock ownership multiples — for example, the multiples were increased from five times base salary to ten times base salary for our Executive Chairman and from two times base salary to five times base salary for our President.

Establishing Executive Compensation Levels

We operate in a highly competitive industry, and compete with our peers and competitors to attract and retain highly skilled executives within that industry. To attract and retain talented executives with the leadership abilities and skills necessary for building long-term stockholder value, and to motivate our executives to perform at a high level and reward outstanding achievement, our compensation committee sets total compensation at levels it determines to be competitive in our market.

When determining the overall compensation of our named executive officers, including base salaries and annual and long-term incentive amounts, our compensation committee considers a number of factors it deems important, including:

•	the executive officer’s experience, knowledge, skills, level of responsibility and potential to influence the company’s performance

•	competitive market practice based on an annual market study

•	the business environment and our objectives and strategy

•	the need to retain and motivate executives (even in the current business cycle, it is critical that the company not lose key people and long term incentives can help to retain key people)

•	corporate governance and regulatory factors related to executive compensation and

•	marketplace compensation levels and practices.

When considering marketplace compensation practices, our compensation committee considers data on base salary, short-term incentive targets, long-term incentive targets, pay mix, overhang and dilution from the equity incentive plan and executive ownership levels. In general, our compensation committee uses the 50th percentile of the marketplace as a reference for salaries, and the top quartile as a reference for total compensation through annual and long-term incentive opportunities when warranted by performance. These levels of total compensation provide a point of reference for our compensation committee, but our compensation committee ultimately makes compensation decisions based on all of the factors described above. For 2009, each element of the executive compensation structure — salary range, target incentive award opportunities, and executive benefits — was set to be within a competitive range of the peer group companies described below. The pay positioning of individual executives will vary based on their competencies, skills, experience and performance, as well as internal alignment and pay relationships. In 2009, each named executive officer’s salary and target annual and long-term incentive award opportunities were within the competitive range of compensation opportunities offered at the peer group companies. Actual total compensation earned may be more or less than target based on company and individual performance results during the performance period.

To assist our compensation committee in determining 2009 compensation levels, Strategic Compensation Group gathered marketplace compensation data on total compensation, which consisted of annual salary, annual incentives, long-term incentives, executive ownership levels, overhang and dilution from the equity incentive plan, compensation levels as a percent of revenue, pay mix and other key statistics. Strategic Compensation Group worked with our compensation committee in determining the companies that would be included in the marketplace compensation data. We used three marketplace data sources: (1) a general compensation survey prepared by Towers Perrin, which contains data on approximately 780 companies; (2) publicly-available compensation information for a group of approximately 80 publicly-traded companies, which were selected because they had revenues of between $5 billion to $7 billion, and (3) publicly-available compensation information for the following group of 19 publicly-traded companies, which were selected because the companies have comparable annual revenues or because they compete directly with us in the same general industry and for the same key employees:

•	Ameriprise Financial

• Aon Corp.

•	Assurant Inc.

•	Automatic Data Processing, Inc.

•	W.R. Berkley Corp.

•	Centex Corp.

•	CIT Group

•	Discover Financial

•	Fifth Third Bancorp

•	First American Corporation

•	First Data Corporation

•	Franklin Resources

•	IAC/Interactive Corp.

•	Keycorp

•	Pulte Homes

•	SAIC Inc.

•	Trane Inc.

•	White Mountains Insurance Group

•	XL Capital Ltd.

The revenue range of these companies was between $4.7 billion and $9.2 billion, with a median revenue of $8 billion.

Although our compensation committee considers this compensation data, it is just one of the many factors described in this compensation discussion and analysis that are considered by our compensation committee when evaluating the compensation paid to our named executive officers and making compensation decisions.

The peer group information in this discussion is not deemed filed or a part of this compensation discussion and analysis for certification purposes.

Allocation of Total Compensation for 2009

We compensate our executives through a mix of base salary, short-term cash incentives and long-term equity-based incentives. We also maintain standard employee benefit plans for our employees and executive officers and provide some additional benefits to certain employees including our named executive officers. Our compensation committee generally allocates our executive officers’ compensation based on its determination of the appropriate ratio of performance-based compensation to other forms of regularly-paid compensation. In making this determination, our compensation committee considers how other companies allocate compensation based on the marketplace data provided by Strategic Compensation Group, our historical compensation practices, internal pay practices or equity among our executive officers and each executive’s level of responsibility, individual skills, experience and contribution and the ability of each executive to impact company-wide performance and create long-term stockholder value.

In 2009, as in prior years, our named executive officers’ compensation had a heavy emphasis on “at-risk” performance-based components of annual cash incentives and long-term equity awards. Combined, the target annual and long-term incentives provided to our executive officer group comprised between 70% and 95% of their total target compensation. Total target compensation for this purpose consists of annual salary, annual cash incentives and long-term equity-based incentives.

Our compensation committee believes this emphasis on performance-based incentive compensation, which links a significant portion of our named executive officers’ compensation with our annual and long-term financial performance and profitability, is an effective way to use compensation to help us achieve our business objectives while directly aligning our executive officers’ interests with the interests of our stockholders. This approach of emphasizing annual and long-term performance-based incentives is also consistent with the compensation approaches reflected in the marketplace compensation data provided by Strategic Compensation Group.

Our compensation committee also believes a significant portion of our named executive officers’ incentive compensation should be allocated to equity-based compensation, because of the direct alignment it creates between the interests of our named executive officers and our stockholders. Consequently, for 2009, as reflected in the table below, a majority of our named executive officers’ total compensation was provided in the form of nonqualified equity based incentives.

In 2009, the principal, regularly provided components of compensation for our named executive officers consisted of:

•	base salary

•	performance-based annual cash incentives and

•	long-term equity-based incentives, consisting of stock options and restricted stock

The following table shows the allocation of total compensation for 2009 among the individual components of base salary, annual cash incentives and long term equity: 1

		% of Total Target Compensation
	% of Total Target	Allocated to “At-Risk” Short-Term
	Compensation	and Long-Term Incentives
	Allocated to Base	Annual Cash
	Salary	Incentives	Equity
Name	(%)	(%)	(%)

William P. Foley	5	11	84
Alan L. Stinson	18	28	54
Anthony J. Park	28	28	44
Raymond R. Quirk	17	26	57
Brent B. Bickett	17	25	58

We also provided our named executive officers with the same retirement and employee benefit plans that are offered to our other employees, as well as limited other benefits, although these items are not significant components of our compensation programs.

Below is a summary of the principal, regularly-provided components of our 2009 compensation program for our named executive officers.

Base Salary

Although the emphasis of our compensation program is on performance-based, at-risk pay, we also provide our named executive officers with base salaries that are intended to provide them with a level of assured, regularly paid cash compensation that is competitive and reasonable. Our compensation committee typically reviews salary levels annually as part of our performance review process, as well as in the event of promotions or other changes in the named executive officers’ positions or responsibilities. When establishing base salary levels, our compensation committee considers the peer compensation data provided by Strategic Compensation Group, as well as a number of qualitative factors, including the named executive officer’s experience, knowledge, skills, level of responsibility and performance.

Based on the compensation committee’s assessment of the adverse and challenging business environment and our aggressive cost management goals for 2008 and 2009, with the exception of Mr. Stinson, our named executive officers’ base salaries were not increased in 2008 or in 2009. In addition, as disclosed above, we imposed a six-month, 10% reduction in our named executive officers’ base salaries. This base salary reduction was in effect during the fourth quarter of 2008 through the first quarter of 2009. We increased Mr. Stinson’s base salary in January 2009. Mr. Stinson provides services to us and to FIS, and in January 2009, we adjusted his salary to be more consistent with the amount of time he spends working for us and the scope of his responsibilities to us.

Annual Performance-Based Cash Incentive

We generally award short-term cash incentives based upon the achievement of performance goals over the year. We provide the short-term incentives to our named executive officers under an incentive plan that is designed to allow the incentives to qualify as deductible performance-based compensation, as that term is used in Section 162(m) of the Internal Revenue Code. The incentive plan includes a set of performance goals that can be used in setting incentive awards under the plan. No annual incentive payments are payable to a named executive officer if the pre-established, minimum performance levels are not met. We use the incentive plan to provide a material portion of the named executive officers’ total compensation in the form of at-risk, performance-based pay. There is no policy under our annual incentive plan to adjust or recover an award or payment if the performance

1 The amounts shown for short-term and long-term incentives are based on target awards established at the time the award was made. The table does not include the incentives based on synergy cost savings achieved in connection with the LandAmerica acquisition, which are described below.

measures that form the basis for any such award or payment are subsequently adjusted or restated in a manner that would reduce the size of the award or payment, although our compensation committee has discretion to reduce future awards.

In 2009, the short-term incentives were based on performance measured in each of the four calendar quarters. The performance goals were established at the beginning of each quarter, with payment of any amounts earned after year end, subject to continued employment through the payment date. We believe using quarterly performance periods allows us to set performance goals based on more accurate and timely information and forecasts and provides greater flexibility for setting the appropriate performance levels for each period. In addition, the title industry business environment in 2009 was very volatile and unpredictable, so using a quarterly performance period was deemed a more appropriate and fair approach to the short-term incentives.

The short-term incentive award targets were established by our compensation committee as described above for our named executive officers as a percentage of the individual’s base salary at the end of each quarter. For 2009, the short-term incentive award target percentages for our named executive officers were the same as the target percentages used for 2008, which reflects our belief that compensation should not rise in the difficult business environment. Mr. Foley’s short-term incentive target was 250% of base salary, Messrs. Stinson’s, Quirk’s and Bickett’s target was 150% of base salary, and Mr. Park’s target was 100% of base salary. The award targets were established based on our business environment, financial performance, individual performance, historical compensation practices, internal pay practices or equity among our executive officers, the executive’s experience, knowledge, skills, level of responsibility and expected impact on our future success, and our assessment of the compensation of executive officers in our peer group.

Actual payout can range from zero to two times (three times for Mr. Foley) the target incentive opportunity, depending on achievement of the pre-established goals. However, no short-term incentive payments are payable to an executive officer if the pre-established, minimum performance levels are not met, as was the case in the first quarter of 2009. Minimum performance levels were established to challenge our named executive officers and, at the same time, provide reasonable opportunities for achievement. Maximum performance levels were established to limit short-term incentive awards so as to avoid excessive compensation while encouraging executives to reach for performance beyond the target levels. An important tenet of our pay for performance philosophy is to utilize our compensation programs to motivate and achieve performance levels that reach beyond what is expected of us as a company. The ranges of possible payments under the incentive plan are set forth in the Grants of Plan-Based Awards table under the column Estimated Possible Payouts Under Non-Equity Incentive Plan Awards. Our policy toward the short-term incentive award opportunity and the use of minimum and maximum award opportunity levels has remained consistent over the years. Our policy is based on the several factors mentioned above as well as on: (a) our historical practice, (b) the fact that the minimum and maximum incentive opportunity levels are in line with the marketplace research provided by the independent compensation consultant, and (c) our desire to motivate our named executive officers to perform above performance expectations.

At the beginning of each quarter in 2009, our compensation committee established performance goals relating to the incentive targets described below and set a threshold performance level that needed to be achieved before any awards could be paid. These performance goals were specific, objective measures. We attempt to set our performance targets at levels that are difficult to achieve, but not unrealistic. The fact that threshold performance levels were achieved in only one quarter in 2008 and threshold performance targets were not met in the first quarter of 2009 supports our belief that the target levels we establish are indeed challenging and that the short-term incentives must truly be earned. The committee retained discretion to reduce, but not to increase, the amounts earned.

We attempt to be thorough in our process of reviewing and approving the performance goals. The performance goals were based on discussions between management and the compensation committee, which included the following key elements:

•	setting performance targets that were based on the 2009 business plan

•	a comparison of the 2009 performance targets to actual performance in prior years as well as the performance targets used for 2008

•	a review of the relative past performance of the company’s key competitors as well as the 2009 expected relative performance of key competitors (generally, we strive to set our performance targets at a level that requires us to remain the leader in the title industry)

•	ensuring that the performance targets were in line with the company’s long-term growth objectives and

•	a discussion with management of the potential business risks that might be associated with the performance goals as well as the overall design of the 2009 short-term incentives.

The 2009 performance goals were return on equity, or ROE, and pre-tax profit margin relating to our title segment. ROE is a measure of profit earned in comparison to the total amount of stockholder equity. ROE was selected as a relevant performance goal because it is an effective measure of financial success and it is commonly used within our title industry. The use of ROE as a performance goal encourages executive officers to pursue responsible growth and investment opportunities that provide desired returns. Moreover, we believe that ROE is a measure that is clearly understood by both our executive officers and stockholders. ROE was calculated by taking GAAP net income for 2009 and dividing it by total stockholders’ equity as of the beginning of 2009. For the first quarter of 2009, our actual ROE result was below threshold performance (actual ROE was 4.96%). For the second and third quarter of 2009, our actual ROE result was above the maximum performance (actual ROE was 13.35% and 9.38% for these quarters, respectively). For the fourth quarter of 2009, our actual ROE result was above the target performance but below the maximum performance (actual ROE was 8.53%).

We selected pre-tax profit margin (relating to our title segment) as a measure for the short-term incentives because we believe pre-tax profit margin is a financial measure that is significantly influenced by the performance of our executives, and it aligns the executive’s short-term incentive opportunity with one of our key corporate growth objectives and is commonly used within our title industry. Pre-tax profit margin is determined each quarter by dividing the earnings (loss) before income taxes and minority interests for the Fidelity National Title Group segment by total revenues of the Fidelity National Title Group segment. For the first quarter of 2009, our actual pre-tax profit margin result was below threshold performance (actual pre-tax profit margin was 5.46%). For the second quarter of 2009, our actual pre-tax profit margin result was above threshold performance but below target performance (actual pre-tax profit margin was 9.19%). For the third quarter of 2009, our actual pre-tax profit margin result was above maximum performance (actual pre-tax profit margin was 8.88%). For the fourth quarter of 2009, our actual pre-tax profit margin result was above the target performance (actual pre-tax profit margin was 8.19%).

Quarterly targets and results for the 2009 performance goals are set forth in the table below.

	1st Quarter		2nd Quarter		3rd Quarter		4th Quarter
Performance Metric	Target	Results	Target	Results	Target	Results	Target	Results

ROE	10.1%	4.96%	10%	13.35%	6%	9.38%	7.5%	8.53%
Pre-Tax Profit Margin	9.6%	5.46%	10%	9.19%	6%	8.88%	7.5%	8.19%

The table below lists our named executive officers’ 2009 annual salary, annual incentive target as a percentage of annual salary, the amounts paid with respect to each quarter (based on achievement of the targets as set forth in the table above) and total incentives paid for 2009.

		2009
		Annual	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total 2009
	2009 Base	Incentive	Incentive	Incentive	Incentive	Incentive	Incentive
Name	Salary	Target	Earned	Earned	Earned	Earned	Paid

William P. Foley	$600,000	250%	—	$712,015	$1,125,000	$633,491	$2,470,506
Alan L. Stinson	648,000	150%	—	339,886	486,000	326,751	1,152,637
Anthony J. Park	375,000	100%	—	131,129	187,500	126,061	444,690
Raymond R. Quirk	740,000	150%	—	388,141	555,000	373,142	1,316,283
Brent B. Bickett	168,500	150%	—	88,381	126,375	84,965	299,721

Long-Term Equity Incentives

Our approach to long-term equity incentives generally has two elements: (1) the annual grant of an equity incentive that vests and is earned over several years, and (2) stock ownership guidelines for our officers. In 2009, we modified our stock ownership guidelines to significantly increase the amount of FNF shares that certain officers must hold. Our stock ownership guidelines are described below.

We have a stockholder-approved 2005 Omnibus Incentive Plan, which we refer to as the omnibus plan, for long-term incentive awards. The plan allows us to grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other cash or stock-based awards. The plan does not permit an amendment to the terms of previously granted options to reduce the exercise price per share subject to such options, or to cancel such options and grant substitute options with a lower exercise price per share than the cancelled options. In 2009, we granted both restricted stock and stock options under the omnibus plan. We believe these awards help us create long-term stockholder value by linking the interests of our named executive officers, who are in positions to directly influence stockholder value, with the interests of our stockholders.

Our compensation committee considers several factors when determining award levels, and ultimately uses its judgment when determining the terms of individual awards. The factors the committee considers include the following:

•	an analysis of competitive marketplace compensation data provided to our compensation committee by Strategic Compensation Group

•	the executive’s level of responsibility and ability to influence our performance

•	the executive’s level of experience and skills

•	the need to retain and motivate highly talented executives and

•	our current business environment, objectives and strategy.

In addition to aligning the executive’s interest with the interests of our stockholders, our compensation committee believes these restricted stock and option awards aid in retention because the executive must remain with FNF for at least three years before the restricted stock fully vests and the options become fully exercisable.

We do not attempt to time awards related to any internal or external events. Our general practice is for our compensation committee to make awards during the fourth quarter of each year following the release of our financial results for the third quarter. We also may grant awards in connection with significant new hires, promotions or changes in duties.

In January 2009, our compensation committee studied data provided by Strategic Compensation Group and concluded the following with respect to Mr. Foley’s compensation:

•	current total compensation was below the fiftieth percentile of the study group

•	current salary was below the fiftieth percentile of the study group and

•	annual target incentive was near the fiftieth percentile of the study group.

Because of the value Mr. Foley adds to the company and the critical role he plays in strategic planning and management, the compensation committee determined that his total compensation should be brought to a level that was closer to the fiftieth percentile of the study group. The committee determined that increasing Mr. Foley’s 2009 equity incentive value to $7 million by granting to him approximately 1.5 million stock options would place Mr. Foley near the fiftieth percentile. The compensation committee thought this increase in his equity incentives was warranted and appropriate in light of Mr. Foley’s increased operational role with us in 2009.

The stock options awarded to Mr. Foley have an eight-year term and contain both a time and performance vesting feature. The stock options vest in 1/3 increments over three years, provided that if the price of our common stock has not exceeded the amount that is 20% greater than our stock’s closing price on January 20, 2009 ($16.16 multiplied by 1.2, or $19.39), for fifteen consecutive trading days on or before the scheduled vesting date, the portion of the options that would have vested on the scheduled vesting date will vest only if and when the price of a share of our stock has exceeded $19.39 for fifteen consecutive trading days on or before the options’ expiration date.

In November 2009, our compensation committee approved grants of restricted stock and stock options to each of our named executive officers pursuant to our omnibus plan, except that Mr. Foley did not receive any additional options. These awards vest in three equal annual installments based on continued employment with us. The stock options have a seven-year term. The number of shares subject to the restricted stock and option awards, and the exercise prices of the options, are disclosed in the Grants of Plan-Based Awards table. In addition to aligning the named executive officer’s interest with the interests of our stockholders, our compensation committee believes these restricted stock and option awards aid in retention, because the executive must remain with FNF for at least three years before the restricted stock fully vests and the options become fully exercisable.

LandAmerica Synergy Plan

In January 2009, our compensation committee established the LandAmerica Synergy Incentive Program under our annual incentive plan. Under this program, our named executive officers, along with other officers and non-officer employees, were eligible for an incentive based on achieving $200 million of synergy cost savings in 2009 related to the business acquired from LandAmerica in December 2008, measured quarterly over the period beginning on January 1, 2009 and ending on December 31, 2009 (or earlier if the synergy cost savings goal is achieved before then). The size of this incentive pool was $20.4 million. For purposes of the incentives, synergy cost savings means the annualized expense savings resulting from:

•	staff reductions

•	the cancellation of a LandAmerica lease obligation

•	the cancellation or restructuring of a LandAmerica acquired obligation or contract that results in an expense savings as compared with LandAmerica’s expenses immediately prior to the closing of the acquisition and

•	the cancellation of services being provided under the transition services agreement entered into in connection with the acquisition.

Our compensation committee determined that the goal was achieved following our first quarter in 2009, and as a result the participants earned the maximum incentives.

In April 2009, we established a new LandAmerica Synergy Incentive Program under which our named executive officers, along with other officers and non-officer employees, were eligible for an incentive based on achieving $20 million of synergy cost savings in 2009 related to the business acquired from LandAmerica, measured quarterly over the period beginning on April 1, 2009 and ending on December 31, 2009, or earlier if the synergy cost savings goal is achieved before then. The size of this incentive pool was $3.57 million, and the new plan defined the cost savings goal in the same manner as the January plan defined it.

Our compensation committee determined that the goal was achieved as of June 30, 2009, and as a result the participants earned the maximum incentives.

Under both the January and April plans, we allocated the potential incentive pool among employees based on their ability to achieve synergy results.

Retirement and Employee Benefit Plans

We provide retirement and other benefits to our U.S. employees under a number of compensation and benefit plans. Our named executive officers generally participate in the same compensation and benefit plans as our other executives and employees. All employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan and our Employee Stock Purchase Plan. In addition, our named executive officers are eligible to participate in broad-based health and welfare plans. We do not offer pensions or supplemental executive retirement plans for our named executive officers.

401(k) Plan

We sponsor a defined contribution savings plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code. The plan contains a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code, as well as an employee stock ownership plan feature. Participating employees may contribute up to 40% of their eligible compensation, but not more than statutory limits, generally $16,500 in 2009. We did not make matching contributions in 2009.

A participant may receive the value of his or her vested account balance upon termination of employment. A participant is always 100% vested in his or her voluntary contributions. Vesting in matching contributions, if any, occurs on a pro rata basis over an employee’s first three years of employment with the company.

Deferred Compensation Plan

We also provide our named executive officers, as well as other key employees, with the opportunity to defer receipt of their compensation under a nonqualified deferred compensation plan. A description of the plan and information regarding the named executive officers’ interests under the plan can be found in the Nonqualified Deferred Compensation table and accompanying narrative.

Employee Stock Purchase Plan

We also sponsor an Employee Stock Purchase Plan, which we refer to as the ESPP, which provides a program through which our executives and employees can purchase shares of our common stock through payroll deductions and through matching employer contributions. Participants may elect to contribute between 3% and 15% of their salary into the ESPP through payroll deduction. At the end of each calendar quarter, we make a matching contribution to the account of each participant who has been continuously employed by us or a participating subsidiary for the last four calendar quarters. For most employees, matching contributions are equal to 1/3 of the amount contributed during the quarter that is one year earlier than the quarter in which the matching contribution is made. For officers, including our named executive officers, and for employees who have completed at least ten consecutive years of employment with us, the matching contribution is 1/2 of such amount. The matching contributions, together with the employee deferrals, are used to purchase shares of our common stock on the open market.

Health and Welfare Benefits

We sponsor various broad-based health and welfare benefit plans for our employees. Certain executives, including the named executive officers, are provided with additional life insurance. The taxable portion of the premiums on this additional life insurance is reflected in the Summary Compensation Table under the column All Other Compensation and related footnote.

Additional Benefits

We provide few additional benefits to our executives. In general, the additional benefits provided are intended to help our executives be more productive and efficient and to protect us and the executive from certain business risks and potential threats. In 2009, our named executive officers received personal use of corporate aircraft and club membership dues. In addition, Mr. Foley received financial planning services. Our compensation committee regularly reviews the additional benefits provided to our executive officers and believes they are reasonable and within market practice. Further detail regarding additional benefits in 2009 can be found in the Summary Compensation Table under the column All Other Compensation and related footnote.

Post-Termination Compensation and Benefits

We have entered into employment agreements with each of our named executive officers. These agreements provide us and the executives with certain rights and obligations following a termination of employment, and in some instances, following a change in control. We believe these agreements are necessary to protect our legitimate business interests, as well as to protect the executives in the event of certain termination events. A description of the material terms of the agreements can be found in the narrative following the Grants of Plan-Based Awards table and in the Potential Payments Upon Termination or Change in Control section.

Effective as of February 4, 2010, we entered into amendments to the employment agreement with each of our named executive officers. Among other changes, each amendment eliminates the named executive officer’s right to receive a tax gross-up for excess parachute payments. Each amendment provides that if any payments or benefits to be paid to the named executive officer under the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the named executive officer may elect for the payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Internal Revenue Code. If the named executive officer does not elect to have the payments reduced, he is responsible for payment of any excise tax resulting from the payments and will not be entitled to a gross-up payment from us. We eliminated these provisions to avoid the expense of an excise tax gross-up obligation.

The amendment to Mr. Foley’s employment agreement also reduces his annual incentive target from 250% of his annual base salary to 200% of his annual base salary, and eliminates our obligation to make severance payments to him in the event he terminates his employment following a change in control without good reason. We removed the severance provision from Mr. Foley’s employment agreement to help us retain him during the critical period following a transaction, and we lowered his target annual incentive potential in response to the current challenging market conditions.

The amendment to Mr. Stinson’s employment agreement also reduces his annual base salary from $648,000 per year to $600,000 per year, and reduces his annual incentive target from 150% of his annual base salary to 125% of his annual base salary. These changes were made in response to the current challenging market conditions.

Stock Ownership Guidelines

We established formal stock ownership guidelines on March 14, 2006 for all corporate officers, including the named executive officers, and members of our board of directors to encourage such individuals to hold a multiple of their base salary (or annual retainer) in our common stock. In 2009, we revised the guidelines to increase the stock ownership requirements from five times base salary to ten times base salary for our Executive Chairman and from two times base salary to five times base salary for our President.

The guidelines call for the executive to reach the ownership multiple within five years. Shares of restricted stock and gain on stock options count toward meeting the guidelines. The guidelines, including those applicable to non-employee directors, are as follows:

Position	Minimum Aggregate Value

Chairman	10 × base salary
Chief Executive Officer and President	5 × base salary
Other Officers	2 × base salary
Members of the Board	5 × annual retainer

Each of our named executive officers and non-employee directors met the stock ownership guidelines as of December 31, 2009. Our compensation committee may consider the guidelines and the executive’s satisfaction of such guidelines in determining executive compensation. Each of the named executive officers holds significant amounts of our stock well above their individual ownership guideline amounts. The ownership levels are shown in the Security Ownership of Management and Directors table. This is a reflection of the executives’ belief in the company’s long-term future, and that they should be tied to the success of our stockholders.

Tax and Accounting Considerations

Our compensation committee considers the impact of tax and accounting treatment when determining executive compensation.

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount that can be deducted in any one year for compensation paid to certain executive officers. There is, however, an exception for certain performance-based compensation. Our compensation committee takes the deduction limitation under Section 162(m) into account when structuring and approving awards under our annual incentive plan and the omnibus plan.

Compensation paid under our annual incentive plan and awards granted under the omnibus plan are generally intended to qualify as performance-based compensation. However, our compensation committee may approve compensation, such as time-vesting restricted stock awards, that will not meet these requirements.

Our compensation committee also considers accounting impact when structuring and approving awards. We account for stock-based payments, including stock option grants, in accordance with ASC Topic 718, which governs the appropriate accounting treatment of stock-based payments under generally accepted accounting principles.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Daniel D. (Ron) Lane
Richard N. Massey
Cary H. Thompson

Executive Compensation

The following table contains information concerning the 2009, 2008 and 2007 cash and non-cash compensation awarded to or earned by our named executive officers. William P. Foley, II serves as our executive Chairman of the Board. Mr. Foley also served as our Chief Executive Officer until May 2007. Alan L. Stinson serves as our Chief Executive Officer and has served in that position since May 2007. Prior to that, Mr. Stinson served as Co-Chief Operating Officer from October 2006 to May 2007. Raymond R. Quirk serves as our President and has served in that position since April 2008. Previously, Mr. Quirk served as Co-President since May 2007 and Co-Chief Operating Officer from October 2006 to May 2007. Brent Bickett has served as our Executive Vice President, Corporate Finance since April 2008. Mr. Bickett began as a Senior Vice President, Corporate Finance in 1999, and has served as an executive officer since that time. The information in this table includes compensation earned by the individuals for services with FNF. The amounts of compensation shown below do not necessarily reflect the compensation such person will receive in the future, which could be higher or lower.

Summary Compensation Table

						Non-Equity
						Incentive
						Plan
				Stock	Option	Compensation	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)(3)	($)(4)	($)(5)	($)

William P. Foley, II	2009	585,000	—	2,812,000	8,328,300	5,995,506	572,414	18,293,220
Chairman of the Board	2008	485,000	—	2,954,069	2,485,333	—	847,401	6,771,803
	2007	475,000	—	1,364,000	2,092,580	—	1,094,630	5,026,210
Alan L. Stinson	2009	642,000	—	1,406,000	498,630	2,562,637	269,771	5,379,038
Chief Executive Officer	2008	536,667	—	1,589,981	1,242,667	—	361,533	3,730,848
	2007	428,529	—	682,000	983,840	—	347,400	2,441,769
Anthony J. Park	2009	363,029	—	421,800	149,589	1,325,940	78,256	2,338,613
Executive Vice President	2008	359,375	—	530,469	397,653	—	133,226	1,420,723
and Chief Financial Officer	2007	356,720	—	295,538	408,303	—	131,427	1,191,988
Raymond R. Quirk	2009	721,500	—	1,757,500	698,082	4,438,783	187,809	7,803,674
President	2008	709,167	—	1,444,331	1,242,667	—	329,868	3,726,033
	2007	717,667	—	682,000	983,840	—	368,131	2,751,638
Brent B. Bickett	2009	164,287	—	421,800	149,589	1,004,721	211,940	1,952,337
Executive Vice President,	2008	159,787	—	435,840	437,419	—	298,750	1,331,796
Corporate Finance	2007	237,490	—	204,600	324,272	—	235,639	1,002,001

(1)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of Salary, if any, into our 401(k) plan, ESPP, or deferred compensation plans.

(2)	Represents the grant date fair value of restricted stock awards granted in 2009, 2008 and 2007, computed in accordance with FASB ASC Topic 718. These awards consisted of our restricted shares issued under our omnibus plan. Assumptions used in the calculation of these amounts are included in Footnote N to our audited financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the SEC on March 1, 2010. The amounts for 2008 also include $577,500, $231,000, and $231,000 with respect to Messrs. Foley, Stinson and Bickett, respectively, relating to the February 14, 2008 grant of Remy restricted stock. We own approximately 46% of Remy’s common stock and account for it under the equity method.

(3)	Represents the grant date fair value of stock option awards granted in 2009, 2008 and 2007, computed in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These awards consisted primarily of options issued as part of our 2007, 2008, and 2009 long-term incentive compensation programs issued under our omnibus plan. Assumptions used in the calculation of these amounts are included in Footnote N to our audited financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the SEC on March 1, 2010.

(4)	Represents amounts earned in 2009 under our annual incentive plan as well as synergy bonuses that were earned and paid in 2009 upon realizing the Company’s synergy goals with respect to the acquisition of the business from LandAmerica.

(5)	Amounts shown for 2009 include matching contributions to our ESPP; dividends paid on restricted stock; life insurance premiums paid by us; fees received for services on the boards of directors of subsidiaries; accounting fees; personal use of a company airplane; and club membership dues as set forth below:

	Foley	Stinson	Park	Quirk	Bickett

ESPP Matching Contributions	30,002	—	27,188	35,767	12,028
Restricted Stock Dividends	228,167	97,207	44,978	129,458	46,994
Life Insurance Premiums	1,143	594	90	594	136
Subsidiary Director Fees	174,000	106,337	—	—	125,000
Personal Airplane Use	91,842	65,633	—	15,991	27,782
Accounting Fees	47,261	—	—	—	—
Club Membership Dues	—	—	6,000	6,000	—

The following table sets forth information concerning awards granted to the named executive officers during the fiscal year ended December 31, 2009.

Grants of Plan-Based Awards

					(f)	(g)		(i)
					All other	All other		Grant Date
					Stock	Option	(h)	Fair
		Estimated Possible Payouts Under			Awards:	Awards:	Exercise	Value
		Non-Equity Incentive Plan			Number of	Number of	Or Base	of Stock
		Awards(1)			Shares of	Securities	Price of	and
	(b)	(c)	(d)	(e)	Stock or	Underlying	Option	Option
(a)	Grant	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)(2)	(#)(3)	($/Share)	($)

William P. Foley, II	1/20/2009	—	—	—	—	1,500,000	$16.16	$8,328,300
	11/23/2009	—	—	—	200,000	—	—	2,812,000
	Annual Incentive Plan	750,000	1,500,000	4,500,000
	Synergy Incentive	1,762,500	—	3,525,000
	Plan
Alan L. Stinson	11/23/2009	—	—	—	—	100,000	$14.06	$498,630
	11/23/2009	—	—	—	100,000	—	—	1,406,000
	Annual Incentive Plan	486,000	972,000	1,944,000
	Synergy Incentive	705,000	—	1,410,000
	Plan
Raymond R. Quirk	11/23/2009	—	—	—	—	140,000	$14.06	$698,082
	11/23/2009	—	—	—	125,000	—	—	1,757,500
	Annual Incentive Plan	555,000	1,110,000	2,220,000
	Synergy Incentive	1,586,250	—	3,172,500
	Plan
Anthony J. Park	11/23/2009	—	—	—	—	30,000	$14.06	$149,589
	11/23/2009	—	—	—	30,000	—	—	421,800
	Annual Incentive Plan	187,500	375,000	750,000
	Synergy Incentive	440,625	—	881,250
	Plan
Brent B. Bickett	11/23/2009	—	—	—	—	30,000	$14.06	$149,589
	11/23/2009	—	—	—	30,000	—	—	421,800
	Annual Incentive Plan	126,375	252,750	505,500
	Synergy Incentive	352,500	—	705,000
	Plan

(1)	The amounts shown in column (c) reflect the minimum payment levels under the annual incentive plan and synergy incentive plan. The minimum payout level is 50% of the target amount shown in column (d) under the annual incentive plan and 50% of the maximum amount shown in column (e) for the synergy incentive plan. The amount shown in column (e) under the annual incentive plan for everyone except Mr. Foley is 200% of the target amount. For Mr. Foley, the amount in column (e) is 300% of the target amount. These amounts are based on the individual’s 2009 salary and position. The amount shown in column (e) under the synergy incentive plan is the maximum potential incentive that may be earned under that plan based on the performance formula under the plan. The maximum incentive potential is two times the threshold incentive potential.

(2)	The amounts shown in column (f) reflect the number of shares of our restricted stock granted to each named executive officer under the omnibus plan.

(3)	The amounts shown in column (g) for everyone except Mr. Foley reflect the number of stock options granted to the named executive officer under the omnibus plan on November 23, 2009 (grant date fair value per option is $4.99 per option). For Mr. Foley, the amount reflects the number of stock options granted under the omnibus plan on January 20, 2009 (grant date fair value per option is $5.55 per option).

Employment Agreements

We have entered into employment agreements with all of our named executive officers. Additional information regarding post-termination benefits provided under these employment agreements can be found in the “Potential Payments Upon Termination or Change in Control” section.

William P. Foley

We entered into a three-year amended and restated employment agreement with Mr. Foley, effective July 2, 2008, to serve as our executive Chairman, with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Foley’s minimum annual base salary is $600,000. Prior to the amendment described below, Mr. Foley’s annual cash incentive target was 250% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Foley is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Foley and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Foley is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Effective as of February 4, 2010, the Company and Mr. Foley entered into an amendment to Mr. Foley’s employment agreement. The amendment provides that, if any payments or benefits to be paid to Mr. Foley pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Foley may elect for such payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Internal Revenue Code. If Mr. Foley does not elect to have such payments so reduced, Mr. Foley is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross-up payment under the employment agreement.

The amendment to Mr. Foley’s employment agreement also (i) reduces his annual incentive bonus target from 250% of his annual base salary to 200% of his annual base salary, and (ii) eliminates the obligation of the Company to make severance payments to Mr. Foley in the event he terminates his employment following a change in control without good reason.

Mr. Foley’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Alan L. Stinson

We entered into a three-year amended and restated employment agreement with Mr. Stinson, effective January 1, 2009, to serve as our Chief Executive Officer, with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Stinson’s minimum annual base salary through December 31, 2008 was $560,000. For the period from January 1, 2009 to the end of the employment term, Mr. Stinson’s minimum annual base salary is $648,000. Prior to the amendment described below, Mr. Stinson’s annual cash incentive target was 150% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Stinson is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Stinson and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Stinson is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Effective as of February 4, 2010, the Company and Mr. Stinson entered into an amendment to Mr. Stinson’s employment agreement. The amendment provides that, if any payments or benefits to be paid to Mr. Stinson pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Stinson may elect for such payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Internal Revenue Code. If Mr. Stinson does not elect to have such payments so reduced, Mr. Stinson is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross-up payment under the employment agreement.

The amendment to Mr. Stinson’s employment agreement also (i) reduces his annual base salary from $648,000 per year to $600,000 per year, and (ii) reduces his incentive bonus target from 150% of his annual base salary to 125% of his annual base salary.

Mr. Stinson’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Raymond R. Quirk

We entered into a three-year amended and restated employment agreement with Mr. Quirk, effective October 10, 2008, to serve as our President, with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Quirk’s minimum annual base salary is $740,000, with an annual cash incentive target of 150% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Quirk is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Quirk and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Quirk is also entitled to the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Effective as of February 4, 2010, the Company and Mr. Quirk entered into an amendment to Mr. Quirk’s employment agreement. The amendment provides that, if any payments or benefits to be paid to Mr. Quirk pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Quirk may elect for such payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Internal Revenue Code. If Mr. Quirk does not elect to have such payments so reduced, Mr. Quirk is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross-up payment under the employment agreement.

Mr. Quirk’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Anthony J. Park

We entered into a three-year amended and restated employment agreement with Mr. Park, effective October 10, 2008, to serve as our Executive Vice President, Chief Financial Officer, with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Park’s minimum annual base salary is $375,000, with an annual cash incentive target equal to at least 100% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Park is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Park and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Park is also entitled to the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Effective as of February 4, 2010, the Company and Mr. Park entered into an amendment to Mr. Park’s employment agreement. The amendment provides that, if any payments or benefits to be paid to Mr. Park pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Park may elect for such payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Internal Revenue Code. If Mr. Park does not elect to have such payments so reduced, Mr. Park is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross-up payment under the employment agreement.

Mr. Park’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Brent B. Bickett

We entered into a three-year amended and restated employment agreement with Mr. Bickett, effective July 2, 2008, to serve as our Executive Vice President, Corporate Finance, with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Bickett’s minimum annual base salary is $168,500, with an annual cash bonus target of 150% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Bickett is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Bickett and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Bickett is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Effective as of February 4, 2010, the Company and Mr. Bickett entered into an amendment to Mr. Bickett’s employment agreement. The amendment provides that, if any payments or benefits to be paid to Mr. Bickett pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Bickett may elect for such payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Internal Revenue Code. If Mr. Bickett does not elect to have such payments so reduced, Mr. Bickett is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross-up payment under the employment agreement.

Mr. Bickett’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Annual Incentive Awards

In 2009, our compensation committee approved performance-based cash incentive award opportunities for our named executive officers. The performance-based cash incentive award opportunities are calculated by multiplying base salary by the named executive officer’s applicable percentage approved by our compensation committee based on the level of performance that we achieved. More information about the annual incentive awards, including the targets and criteria for determining the amounts payable to our named executive officers, can be found in the “Compensation Discussion and Analysis” section.

Synergy Cost Savings Incentive Awards

In 2009, our compensation committee approved a cash incentive program intended to encourage synergy cost savings in connection with the business we acquired from LandAmerica in December 2008. The synergy cost savings goals were met by the end of the first quarter of 2009 and a new plan was established. The goals were met under the new plan as of June 30, 2009. More information about the synergy cost savings incentive awards, including the targets and criteria for determining the amounts payable to our named executive officers, can be found in the “Compensation Discussion and Analysis” section.

Long Term Equity Incentive Awards

In January 2009, our compensation committee approved a grant of options to Mr. Foley. The options were awarded with an exercise price equal to the fair market value of a share on the date of grant, vest proportionately each year over three years based on continued employment with us, provided that if the price of our common stock has not exceeded the amount that is 20% greater than our stock’s closing price on January 20, 2009 ($16.16 multiplied by 1.2, or $19.39) for fifteen consecutive trading days on or before the scheduled vesting date the portion of the options that would have vested on the scheduled vesting date will vest only if and when the price of a share of our stock has exceeded $19.39 for fifteen consecutive trading days on or before the options’ expiration date.

In November 2009, our compensation committee approved grants of restricted stock and options to our named executive officers, except that Mr. Foley did not receive any additional options over his January grant. These stock options were awarded with an exercise price equal to the fair market value of a share on the date of grant, vest proportionately each year over three years based on continued employment with us and have a seven year term. The restricted stock also vests proportionately each year over three years based on continued employment with us.

More information about the long term equity incentive awards can be found in the “Compensation Discussion and Analysis” section.

Salary and Bonus in Proportion to Total Compensation

The “Compensation Discussion and Analysis” section contains a table showing the proportion of our named executive officers’ salary to total compensation for 2009.

Outstanding FNF Equity Awards at Fiscal Year-End

		Option Awards(1)				Stock Awards(2)
		Number					Market
		of	Number of				Value of
		Securities	Securities			Number of	Shares or
		Underlying	Underlying			Shares or	Units of
		Unexercised	Unexercised	Option		Units of Stock	Stock That
		Options	Options	Exercise	Option	That Have	Have Not
	Grant	(#)	(#)	Price	Expiration	Not Vested	Vested
Name	Date	Exercisable	Unexercisable	($)	Date	(#)	($)

William P. Foley, II	10/15/2004	732,692	—	16.65	10/15/2012	—	—
William P. Foley, II	8/19/2005	293,077	—	17.67	8/19/2015	—	—
William P. Foley, II	11/8/2007	400,000	400,000	13.64	11/8/2015	50,000	673,000
William P. Foley, II	10/27/2008	444,445	888,888	7.09	10/27/2016	111,111	1,495,554
William P. Foley, II	1/20/2009	—	1,500,000	16.16	1/22/2017	—	—
William P. Foley, II	11/23/2009	—	—	—	—	200,000	2,692,000
Alan L. Stinson	10/15/2004	164,856	—	16.65	10/15/2012	—	—
Alan L. Stinson	8/19/2005	109,904	—	17.67	8/19/2015	—	—
Alan L. Stinson	11/8/2007	200,000	200,000	13.64	11/8/2015	25,000	336,500
Alan L. Stinson	10/27/2008	222,223	444,444	7.09	10/27/2016	55,555	747,770
Alan L. Stinson	11/23/2009	—	100,000	14.06	11/23/2017	100,000	1,346,000
Anthony J. Park	4/16/2001	36,479	—	4.80	4/16/2011	—	—
Anthony J. Park	8/3/2001	20,018	—	2.66	8/3/2011	—	—
Anthony J. Park	2/21/2002	22,107	—	5.60	2/21/2012	—	—
Anthony J. Park	12/23/2002	16,079	—	8.26	12/23/2012	—	—
Anthony J. Park	9/10/2004	58,469	—	12.77	9/10/2012	—	—
Anthony J. Park	12/22/2006	—	—	—	—	12,500	168,250
Anthony J. Park	11/8/2007	86,667	86,666	13.64	11/8/2015	10,833	145,812
Anthony J. Park	10/27/2008	71,111	142,222	7.09	10/27/2016	17,778	239,292
Anthony J. Park	11/23/2009	—	30,000	14.06	11/23/2017	30,000	403,800
Raymond R. Quirk	2/21/2002	110,541	—	5.60	2/21/2012	—	—
Raymond R. Quirk	12/23/2002	140,690	—	8.26	12/23/2012	—	—
Raymond R. Quirk	10/15/2004	329,712	—	16.65	10/15/2012	—	—
Raymond R. Quirk	12/22/2006	—	—	—	—	35,000	471,100
Raymond R. Quirk	11/8/2007	200,000	200,000	13.64	11/8/2015	25,000	336,500
Raymond R. Quirk	10/27/2008	222,223	444,444	7.09	10/27/2016	55,555	747,770
Raymond R. Quirk	11/23/2009	—	140,000	14.06	11/23/2017	125,000	1,682,500
Brent B. Bickett	10/15/2004	164,856	—	16.65	10/15/2012	—	—
Brent B. Bickett	8/19/2005	109,904	—	17.67	8/19/2015	—	—
Brent B. Bickett	11/8/2007	60,000	60,000	13.64	11/8/2015	7,500	100,950
Brent B. Bickett	10/27/2008	78,223	156,444	7.09	10/27/2016	19,555	263,210
Brent B. Bickett	11/23/2009	—	30,000	14.06	11/23/2017	30,000	403,800

(1)	Option grants made in 2009 were granted under the omnibus plan as part of our 2009 long-term incentive compensation and, except with respect to Mr. Foley, vest 33% annually over a period of three years from the date of grant. Mr. Foley’s options granted in 2009 vest in 1/3 increments over three years, provided that if the price of our common stock has not exceeded the amount that is 20% greater than our stock’s closing price on January 20, 2009 ($16.16 multiplied by 1.2, or $19.39), for fifteen consecutive trading days on or before the scheduled vesting date, the portion of the options that would have vested on the scheduled vesting date will vest only if and when the price of a share of our stock has exceeded $19.39 for fifteen consecutive trading days on or before the options’ expiration date. Option grants made in 2008 were granted under the omnibus plan as part of our 2008 long-term incentive compensation and vest 33% annually over a period of three years from the date of grant. Option grants made in 2007 were granted under the omnibus plan as part of our 2007 long-term incentive compensation and vest 25% annually over a period of four years from the date of grant.

(2)	We made the December 2006, November 2007, October 2008 and November 2009 grants under the omnibus plan. The December 2006 grants for Messrs. Park, Quirk, and Bickett vest 25% annually over 4 years. The November 2007 grants vest 25% annually over four years. The October 2008 grants vest 33% annually over three years. The November 2009 grants vest 33% annually over three years.

Outstanding Sedgwick Option Awards at Fiscal Year End

Option Awards(1)
		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised	Option
		Options	Options	Exercise	Option
		(#)	(#)	Price	Expiration
Name	Grant Date	Exercisable	Unexercisable	($)	Date

William P. Foley, II	4/1/2006	150,000	250,000	7.50	3/31/2014
Alan L. Stinson	4/1/2006	37,500	62,500	7.50	3/31/2014
Brent B. Bickett	4/1/2006	48,750	81,250	7.50	3/31/2014

(1)	50% of the options vest quarterly over five years from the date of grant, but vest immediately upon a change in control of Sedgwick. The remaining 50% vest upon the earliest to occur of (i) a change in control of Sedgwick, (ii) an initial public offering of Sedgwick or (iii) five years after the date of grant, provided that, in each case, the value of a share of Sedgwick stock is at least $15.00.

Outstanding Remy Equity Awards at Fiscal Year End

	Stock Awards(1)
			Market
			Value of
		Number of	Shares or
		Shares or	Units of
		Units of Stock	Stock That
		That Have	Have Not
		Not Vested	Vested
Name	Grant Date	(#)	($)(2)

William P. Foley, II	2/14/2008	25,000	181,592
Alan L. Stinson	2/14/2008	10,000	72,637
Brent B. Bickett	2/14/2008	10,000	72,637

(1)	The grant vests 50% on each of the first and second anniversaries of the date of grant.

(2)	Amounts are equal to the number of shares multiplied by the Company’s carrying amount per share of its investment in Remy’s common stock on December 31, 2009.

The following table sets forth information concerning each exercise of stock options, stock appreciation rights and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during the fiscal year ended December 31, 2009 for each of the named executive officers on an aggregated basis:

Option Exercises and Stock Vested

	Option Awards
	Number of Shares		Stock Awards
	Acquired on	Value Realized	Number of Shares	Value Realized on
	Exercise	on Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)

William P. Foley, II	—	—	303,889	4,371,518
Alan L. Stinson	—	—	116,111	1,650,365
Anthony J. Park	—	—	44,306	620,898
Raymond R. Quirk	—	—	130,278	1,843,803
Brent B. Bickett	—	—	70,361	1,019,620

Nonqualified Deferred Compensation

Under our nonqualified deferred compensation plan, which was amended and restated effective January 1, 2009, participants, including our named executive officers, can defer up to 75% of their base salary and 100% of their monthly, quarterly and annual incentives, subject to a minimum deferral of $16,500. Deferral elections are made during specified enrollment periods. Deferrals and related earnings are not subject to vesting conditions.

Participants’ accounts are bookkeeping entries only and participants’ benefits are unsecured. Participants’ accounts are credited or debited daily based on the performance of hypothetical investments selected by the participant, and may be changed on any business day. The funds from which participants may select hypothetical investments, and the 2009 rates of return on these investments, are listed in the following table:

	2009 Rate of		2009 Rate of
Name of Fund	Return	Name of Fund	Return

Nationwide NVIT Money Market V	0.06%	Goldman Sachs VIT Mid Cap Value	33.15%
PIMCO VIT Real Return Portfolio	18.35%	T. Rowe Price Mid Cap Growth II Portfolio	45.37%
PIMCO VIT Total Return Portfolio	14.03%	Royce Capital Small Cap Portfolio	35.20%
LASSO Long and Short Strategic Opportunities	13.13%	Vanguard VIF Small Company Growth Portfolio	39.38%
T. Rowe Price Equity Income II Portfolio	25.25%	MFS VIT II International Value Svc	25.11%
Dreyfus Stock Index	26.33%	American Funds IS International	43.07%
American Funds IS Growth	39.41%

Upon retirement, which generally means separation of employment after attaining age sixty, an individual may elect either a lump-sum withdrawal or installment payments over 5, 10 or 15 years. Similar payment elections are available for pre-retirement survivor benefits. In the event of a termination prior to retirement, distributions are paid over a 5-year period. Account balances less than the applicable Internal Revenue Code Section 402(g) limit will be distributed in a lump-sum. Participants can elect to receive in-service distributions in a plan year designated by the participant and these amounts will be paid within two and one-half months from the close of the plan year in which they were elected to be paid. The participant may also petition us to suspend elected deferrals, and to receive partial or full payout under the plan, in the event of an unforeseeable financial emergency, provided that the participant does not have other resources to meet the hardship.

Plan participation continues until termination of employment. Participants will receive their account balance in a lump-sum distribution if employment is terminated within two years after a change in control.

In 2004, Section 409A of the Internal Revenue Code was passed. Section 409A changed the tax laws applicable to nonqualified deferred compensation plans, generally placing more restrictions on the timing of deferrals and distributions. The deferred compensation plan contains amounts deferred before and after the passage of Section 409A. For amounts subject to Section 409A, which in general terms includes amounts deferred after December 31, 2004, a modification to a participant’s payment elections may be made upon the following events:

•	Retirement: Participants may modify the distribution schedule for a retirement distribution from a lump-sum to annual installments or vice versa, however, a modification to the form of payment requires that the payment(s) commence at least five years after the participant’s retirement, and this election must be filed with the administrator at least 12 months prior to retirement.

•	In-service Distributions: Participants may modify each in-service distribution date by extending it by at least five years; however, participants may not accelerate the in-service distribution date and this election must be filed with the administrator at least 12 months prior to the scheduled in-service distribution date.

Deferral amounts that were vested on or before December 31, 2004 are generally not subject to Section 409A and are governed by more liberal distribution provisions that were in effect prior to the passage of Section 409A. For example, a participant may withdraw these grandfathered amounts at any time, subject to a withdrawal penalty of ten percent, or may change the payment elections for these grandfathered amounts if notice is timely provided.

The table below describes the contributions and distributions made with respect to the named executive officers’ accounts under our nonqualified deferred compensation plan. None of the named executive officers deferred 2009 compensation under the plan.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)

William P. Foley, II	—	—	266,659	—	1,192,198
Alan L. Stinson	—	—	156,678	—	771,784
Anthony J. Park	—	—	28,401	—	118,746
Raymond R. Quirk	—	—	—	—	—
Brent B. Bickett	—	—	92,482	—	435,061

Potential Payments Upon Termination or Change-in-Control

In this section, we discuss the nature and estimated value of payments and benefits we would provide to our named executive officers in the event of termination of employment or a change in control. The amounts described in this section reflect amounts that would have been payable under our plans and, where applicable, the named executive officers’ employment agreements if their employment had terminated on December 31, 2009. The types of termination situations include a voluntary termination by the executive, with and without good reason, in the case of Mr. Foley a voluntary termination following our change in control, a termination by us either for cause or not for cause and termination in the event of disability or death. We also describe the estimated payments and benefits that would be provided upon a change in control without a termination of employment. The actual payments and benefits that would be provided upon a termination of employment would be based on the named executive officers’ compensation and benefit levels at the time of the termination of employment and the value of accelerated vesting of stock-based awards would be dependent on the value of the underlying stock.

For each type of employment termination, the named executive officers would be entitled to benefits that are available generally to our domestic salaried employees, such as distributions under our 401(k) savings plan, certain disability benefits and accrued vacation. We have not described or provided an estimate of the value of any payments or benefits under plans or arrangements that do not discriminate in scope, terms or operation in favor of a named executive officer and that are generally available to all salaried employees. In addition to these generally available plans and arrangements, the named executive officers would be entitled to benefits under our nonqualified deferred compensation plan, as described above in the Nonqualified Deferred Compensation table and accompanying narrative.

Potential Payments under Employment Agreements

As discussed above, we have entered into employment agreements with our named executive officers. The agreements contain provisions for the payment of severance benefits following certain termination events. Below is a summary of the payments and benefits these named executive officers would receive in connection with various employment termination scenarios.

Under the terms of each employment agreement, if the executive’s employment is terminated by us for any reason other than for cause or due to death or disability, or by the executive for good reason or, in the case of Mr. Foley, for any reason during the 6-month period following a change in control, then the executive is entitled to receive:

•	any accrued obligations,

•	a prorated annual incentive based on the actual incentive the named executive officer would have earned for the year of termination,

•	a lump-sum payment equal to 200%, or 300% in the case of Mr. Foley, of the sum of the executive’s (a) annual base salary and (b) the highest annual bonus paid to the executive within the 3 years preceding his termination or, if higher, the target bonus opportunity in the year in which the termination of employment occurs,

•	immediate vesting and/or payment of all our equity awards (except performance-based awards, which vest pursuant to the terms of the awards),

•	the right to convert any life insurance provided by us into an individual policy, plus a lump sum cash payment equal to thirty-six months of premiums, and

•	COBRA coverage (so long as the executive pays the premiums) for a period of three years or, if earlier, until eligible for comparable benefits from another employer, plus a lump sum cash payment equal to the sum of thirty-six monthly COBRA premium payments.

If the executive’s employment terminates due to death or disability, we will pay him, or his estate:

•	any accrued obligations, and

•	a prorated annual bonus based on (a) the target annual bonus opportunity in the year in which the termination occurs or the prior year if no target annual bonus opportunity has yet been determined and (b) the fraction of the year the executive was employed.

In addition, each executive’s employment agreement provides for supplemental disability insurance sufficient to provide at least 2/3 of the executive’s pre-disability base salary. For purposes of the agreements, an executive will be deemed to have a “disability” if he is entitled to receive long-term disability benefits under our long-term disability plan.

If the executive’s employment is terminated by FNF for cause or by the executive without good reason our only obligation is the payment of any accrued obligations. Prior to the amendment of Mr. Foley’s employment agreement effective February 4, 2010, Mr. Foley had the ability to terminate his employment without good reason during the 6-month period following a change in control and receive the full severance benefits described above.

For purposes of each agreement, “cause” means the executive’s:

•	persistent failure to perform duties consistent with a commercially reasonable standard of care,

•	willful neglect of duties,

•	conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty,

•	material breach of the employment agreement, or

•	impeding or failing to materially cooperate with an investigation authorized by our board.

For purposes of each agreement, “good reason” includes:

•	a material diminution in the executive’s position or title or the assignment of duties to the executive that are materially inconsistent with the executive’s position or title,

•	a material diminution of the executive’s base salary or annual bonus opportunity,

•	within the six months immediately preceding or within two years immediately following a change in control, (1) a material adverse change in the executive’s status, authority or responsibility, (2) a material adverse change in the position to whom the executive reports or to the executive’s service relationship as a result of such reporting structure change, or a material diminution in the authority, duties or responsibilities of the position to whom the executive reports, (3) a material diminution in the budget over which the executive has managing authority, or (4) a material change in the geographic location of the executive’s place of employment, or

•	our material breach of any of our obligations under the employment agreement.

For purposes of each agreement, “change in control” means:

•	an acquisition by an individual, entity or group of more than 50% of our voting power,

•	a merger in which we are not the surviving entity, unless our stockholders immediately prior to the merger hold more than 50% of the combined voting power of the resulting corporation after the merger,

•	a reverse merger in which we are the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately prior to such merger,

•	during any period of 2 consecutive years during the employment term, a change in the majority of our board, unless the changes are approved by 2/3 of the directors then in office,

•	a sale, transfer or other disposition of our assets that have a total fair market value equal to or more than 1/3 of the total fair market value of all of our assets immediately before the sale, transfer or disposition, other than a sale, transfer or disposition to an entity (1) which immediately after the sale, transfer or disposition owns 50% of our voting stock or (2) 50% of the voting stock of which is owned by us after the sale, transfer or disposition, or

•	our stockholders approve a plan or proposal for the liquidation or dissolution of our Company.

Prior to the amendment of each employment agreement effective February 4, 2010, the employment agreements also provided for a tax gross-up if the total payments and benefits made under the agreement or under other plans or arrangements were subject to the federal excise tax on excess parachute payments and the total of such payments and benefits exceed 103% of the safe harbor amount for that tax. Each of the employment agreements was amended effective February 4, 2010 to remove this provision. Notwithstanding the amendment, assuming a termination of employment and a change in control occurred on December 31, 2009, none of the named executive officers would have incurred an excess parachute payment excise tax and no gross-up payments would have been required.

Potential Payments Under Omnibus Plan

In addition to the post-termination rights and obligations set forth in the employment agreements of our named executive officers, our omnibus plan provides for the potential acceleration of vesting and/or payment of equity awards in connection with a change in control. Under the omnibus plan, except as otherwise provided in a participant’s award agreement, upon the occurrence of a change in control any and all outstanding options and stock appreciation rights will become immediately exercisable, any restriction imposed on restricted stock, restricted stock units and other awards will lapse, and any and all performance shares, performance units and other awards with performance conditions will be deemed earned at the target level, or, if no target level is specified, the maximum level.

For purposes of the omnibus plan, the term “change in control” means the occurrence of any of the following events:

•	an acquisition by an individual, entity or group of 25% or more of our voting power (except for acquisitions by us or any of our employee benefit plans),

•	during any period of 2 consecutive years, a change in the majority of our board, unless the change is approved by 2/3 of the directors then in office,

•	a reorganization, merger, share exchange, consolidation or sale or other disposition of all or substantially all of our assets; excluding, however, a transaction pursuant to which we retain specified levels of stock ownership and board seats, or

•	our shareholders approve a plan or proposal for our liquidation or dissolution.

Estimated Cash Severance Payments

Our estimate of the cash severance amounts that would be provided to the named executive officers assumes that their employment terminated on December 31, 2009.

For a termination of employment by us not for cause, a termination by the executive for good reason or, in the case of Mr. Foley prior to the amendment of his employment agreement effective February 4, 2010, a termination within six months after a change in control, the following payments would have been made under the employment agreements: Mr. Foley $9,412,123; Mr. Stinson $3,762,299; Mr. Park $1,795,497; Mr. Quirk $4,273,591; and Mr. Bickett $1,092,559. Upon a termination of the executives’ employment due to death or disability, the following payments would have been made: Mr. Foley $1,500,000; Mr. Stinson $972,000; Mr. Park $375,000; Mr. Quirk $1,110,000; and Mr. Bickett $252,750.

Estimated Equity Values

As disclosed in the Outstanding Equity Awards at Fiscal Year-End table, each named executive officer had outstanding unvested stock options and restricted stock awards on December 31, 2009. Under the terms of the omnibus plan and award agreements, these stock options and restricted stock awards would vest upon a change in control. In addition, under the named executive officer’s employment agreements, the portion of these stock options and restricted stock awards that vest based solely on the passage of time would vest upon any termination of employment by us not for cause, a termination by the executive for good reason or, in the case of Mr. Foley prior to the amendment of his employment agreement effective February 4, 2010, a termination within six months after a change in control.

In any other termination event, all unvested stock options and restricted stock awards would expire at the employment termination date. The following estimates are based on a stock price of $13.46 per share, which was the closing price of our common stock on December 31, 2009. The stock option amounts reflect the excess of this share price over the exercise price of the unvested stock options that would vest. The restricted stock amounts were determined by multiplying the number of shares that would vest by $13.46. Our estimate of the value of equity that would vest assumes that a change in control and, as applicable, a termination of employment occurred on December 31, 2009.

The estimated value of the FNF stock options held by the named executive officers that would vest upon a change in control would be as follows: Mr. Foley $5,662,217; Mr. Stinson $2,831,108; Mr. Park $905,954; Mr. Quirk $2,831,108 and Mr. Bickett $996,548. The estimated value of restricted stock awards held by the named executive officers that would vest upon a change in control would be as follows: Mr. Foley $4,860,554; Mr. Stinson $2,422,800; Mr. Park $957,154; Mr. Quirk $3,237,870; and Mr. Bickett $767,960. These same amounts would vest upon a termination of the named executive officers’ employment by us not for cause, a termination by the executives for good reason or, in the case of Mr. Foley prior to the amendment of his employment agreement effective February 4, 2010, a termination within six months after a change in control.

Compensation Committee Interlocks and Insider Participation

The compensation committee is currently composed of Daniel D. Lane (Chair), Cary H. Thompson, and Richard N. Massey. During fiscal year 2009, no member of the compensation committee was a former or current officer or employee of FNF or any of its subsidiaries. In addition, during fiscal year 2009, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our board.

Discussion of our Compensation Policies and Practices as They Relate to Risk Management

We reviewed our compensation policies and practices for all employees, including our named executive officers, and determined that our compensation programs are not reasonably likely to have a material adverse effect on our company. In conducting the analysis, we reviewed the structure of our executive, non-officer and sales commission incentive programs and the internal controls and risk abatement processes that are in place for each program. We also reviewed data compiled across our direct title operations, agency title operations, ServiceLink, specialty insurance and corporate operations relative to total revenue, total compensation expenses and incentive program expenses.

We believe that several design features of our executive compensation program mitigate risk. We set base salaries at levels that provide our employees with assured cash compensation that is appropriate to their job duties and level of responsibility and that, when taken together with incentive awards, motivate them to perform at a high level without encouraging inappropriate risk taking to achieve a reasonable level of secure compensation.

With respect to our executives’ incentive opportunities, we believe that our use of measurable corporate financial performance goals, multiple performance levels and minimum, target and maximum achievable payouts, together with the compensation committee’s discretion to reduce awards, serve to mitigate excessive risk-taking. The risk of overstatement of financial figures to which incentives are tied is mitigated by the compensation committee’s review and approval of the awards and payments under the awards, the potential claw-back if required under the Sarbanes-Oxley Act with respect to the chief executive officer and chief financial officer, and the internal and external review of our financials. We also believe that our balance of stock options and restricted stock and use of multi-year vesting schedules in our long-term incentive awards encourages recipients to deliver incremental value to our shareholders and aligns their interests with our sustainable long-term performance, thereby mitigating risk. In addition, in 2009 we increased required stock ownership multiples for some executives and included stock retention requirements in our restricted stock awards, both of which help to align our executives interests with our long-term performance and mitigate risk.

With respect to our non-officer incentive program, we believe that our use of clearly communicated performance goals and close monitoring by our corporate accounting group, corporate underwriting group and senior management serve to mitigate excessive risk-taking. Our sales commission incentive program is based on revenue generation, which is critical to our performance. We have controls in place that mitigate the risk that transactions might be recommended or executed to earn short-term, commission-based incentive compensation, including operational management oversight and approval, management reporting, and detailed underwriting guidelines and approval escalation.

Director Compensation

Directors who are our salaried employees receive no additional compensation for services as a director or as a member of a committee of our board. In 2009, all non-employee directors received an annual retainer of $50,000, payable quarterly, plus $2,500 for each board meeting he attended in 2009. The chairman and each member of the audit committee received an additional annual fee (payable in quarterly installments) of $24,000 and $12,000, respectively, for their service on the audit committee, plus a fee of $3,000 for each audit committee meeting he attended in 2009. The chairmen and each member of the compensation committee and the corporate governance and nominating committee received an additional annual fee (payable in quarterly installments) of $8,000 and $6,000, respectively, for their service on such committees, plus a fee of $1,500 for each committee meeting he attended in 2009. Mr. Ammerman deferred the fees he earned in 2009 for his services as a director and the chairman of the audit committee. In addition, each non-employee director received a long-term incentive award of 5,000 restricted shares and 10,000 options except for the lead director, Mr. Hagerty, who received a long-term incentive award of 7,000 restricted shares and 12,000 options. The restricted shares and options were granted under the omnibus plan and vest proportionately each year over three years from the date of grant based upon continued service on our board. The options have an eight-year term and an exercise price equal to the fair market value of a share of the date of grant. We also reimburse each non-employee director for all reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings. Finally, each member of our board is eligible to participate in our deferred compensation plan to the extent he elects to defer any board or committee fees.

The following table sets forth information concerning the compensation of our directors for the fiscal year ending December 31, 2009:

	Fees Earned or			All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)

Douglas K. Ammerman	110,500	70,300	49,863	6,133	236,796
Willie D. Davis	98,500	70,300	49,863	7,070	225,733
Thomas M. Hagerty	72,000	98,420	59,836	6,133	236,389
Daniel D. (Ron) Lane	117,000	70,300	49,863	6,133	243,296
General William Lyon	62,500	70,300	49,863	7,070	189,733
Richard N. Massey	82,000	70,300	49,863	6,133	208,296
Peter O. Shea, Jr.	70,000	70,300	49,863	6,133	196,296
Cary H. Thompson	82,000	70,300	49,863	6,133	208,296
Frank P. Willey	62,500	70,300	49,863	43,336	225,999

(1)	Represents the cash portion of annual board and committee retainers and meeting fees earned for services as a director in 2009.

(2)	These amounts represent the grant date fair value of restricted stock awards granted in 2009, computed in accordance with FASB ASC Topic 718. These awards consisted of restricted shares granted in November 2009 which vest over a period of three years from the grant date. Assumptions used in the calculation of these amounts are included in Footnote N to our audited financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the SEC on March 1, 2010. The aggregate number of shares pursuant to restricted stock awards outstanding on December 31, 2009 for each director was as follows: Mr. Ammerman 9,888; Mr. Davis 9,888; Mr. Hagerty 11,888; Mr. Lane 9,888; Mr. Lyon 9,888; Mr. Massey 9,888; Mr. Shea, Jr. 9,888; Mr. Thompson 9,888; and Mr. Willey 9,888.

(3)	These amounts represent the grant date fair value of stock option awards granted in 2009, computed in accordance with FASB ASC Topic 718. These awards consisted of options granted as part of our 2009 director long-term incentive compensation. Assumptions used in the calculation of these amounts are included in Footnote N to our audited financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the SEC on March 1, 2010. The aggregate number of shares pursuant to option awards outstanding on December 31, 2009 for each director was as follows: Mr. Ammerman 117,962; Mr. Davis 290,549; Mr. Hagerty 97,982; Mr. Lane 176,212; Mr. Lyon 74,000; Mr. Massey 74,000; Mr. Shea, Jr. 74,000; Mr. Thompson 119,735; and Mr. Willey 85,906.

(4)	Amounts shown for all directors reflect dividends paid on shares of restricted stock in 2009. Amounts shown for Mr. Willey, who was our employee for part of 2009, also include: (i) salary of $25,192; (ii) the cost of a Company provided automobile of $1,500; (iii) Company contributions to our ESPP of $11,250; (iv) life insurance premiums of $48; and (v) $5,345 of dividends paid on unvested restricted shares.

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance Guidelines

Our board adopted a set of corporate governance guidelines in September 2005 to provide, along with the charters of the committees of the board, a framework for the functioning of the board and its committees and to establish a common set of expectations as to how the board should perform its functions. The Corporate Governance Guidelines address the composition of the board, the selection of directors, the functioning of the board, the committees of the board, the evaluation and compensation of directors and the expectations of directors, including ethics and conflicts of interest. These guidelines specifically provide that a majority of the members of the board must be outside directors whom the board has determined have no material relationship with us and whom otherwise meet the independence criteria established by the NYSE. The board reviews these guidelines and other aspects of our governance at least annually. A copy of our Corporate Governance Guidelines is available for review on the Investor Relations page of our website at www.fnf.com. Stockholders may also obtain a copy by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 54.

Code of Ethics and Business Conduct

Our board has adopted a Code of Ethics for Senior Financial Officers, which is applicable to our Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer, and a Code of Business Conduct and Ethics, which is applicable to all our directors, officers and employees. The purpose of these codes is to: (i) promote honest and ethical conduct, including the ethical handling of conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations; (iv) ensure the protection of our legitimate business interests, including corporate opportunities, assets and confidential information; and (v) deter wrongdoing. Our codes of ethics were adopted to reinvigorate and renew our commitment to our longstanding standards for ethical business practices. Our reputation for integrity is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. Under our codes of ethics, an amendment to or a waiver or modification of any ethics policy applicable to our directors or executive officers must be disclosed to the extent required under SEC and/or NYSE rules. We intend to disclose any such amendment or waiver by posting it on the Investor Relations page of our website at www.fnf.com.

Copies of our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers are available for review on the Investor Relations page of our website at www.fnf.com. Stockholders may also obtain a copy of any of these codes by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 54.

The Board

In 2009, our board of directors was composed of Douglas K. Ammerman, Willie D. Davis, John F. Farrell, Jr., William P. Foley, II, Philip G. Heasley, Thomas M. Hagerty, Daniel D. (Ron) Lane, General William Lyon, Richard N. Massey, Peter O. Shea, Jr., Cary H. Thompson, and Frank P. Willey, with Mr. Foley serving as Chairman of the Board. On March 15, 2009, Messrs. Farrell and Heasley retired from our board of directors.

Our board met nine times in 2009, of which four were regularly scheduled meetings and five were unscheduled meetings. All directors attended at least 75% of the meetings of the board and of the committees on which they served during 2009. Our non-management directors also met periodically in executive sessions without management. In accordance with our Corporate Governance Guidelines, at each meeting a non-management member of the board is designated by the other non-management directors to preside as the lead director during that session. We do not, as a general matter, require our board members to attend our annual meeting of stockholders, although each of our directors is invited to attend our 2010 annual meeting. During 2009, two members of our board attended the annual meeting of stockholders.

Director Independence

Eight of the ten members of our board are non-employees. On February 3, 2010, the board determined that all of the non-employee members of the board (i.e., Douglas K. Ammerman, Willie D. Davis, Thomas M. Hagerty, Daniel D. (Ron) Lane, General William Lyon, Richard N. Massey, Peter O. Shea, Jr. and Cary H. Thompson) are independent under the criteria established by the NYSE and our Corporate Governance Guidelines. Additionally, under these standards, the board determined that William P. Foley, II is not independent because he is the Chairman and an employee of the Company and Frank P. Willey is not independent because he has been employed by the Company within the last three years. At its meeting on January 30, 2008, the board determined that John F. Farrell, Jr. and Philip G. Heasley, who were our director until March 15, 2009, were independent under the criteria established by the NYSE and our Corporate Governance Guidelines.

Committees of the Board

The board has four standing committees: an audit committee, a compensation committee, a corporate governance and nominating committee and an executive committee. The charter of each of the audit, compensation and corporate governance and nominating committee is available on the Investor Relations page of our website at www.fnf.com. Stockholders also may obtain a copy of any of these charters by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 54.

Corporate Governance and Nominating Committee

As of April 15, 2010, the members of the corporate governance and nominating committee are Thomas M. Hagerty (Chair) and Peter O. Shea, Jr. Each of Messrs. Hagerty and Shea was deemed to be independent by the board, as required by the NYSE. Prior to March 15, 2009, our corporate governance and nominating committee was composed of Thomas M. Hagerty (Chair), Peter O. Shea, Jr. and Philip G. Heasley. Each of Messrs. Hagerty, Shea and Heasley was deemed to be independent by the board, as required by the NYSE. The corporate governance and nominating committee met one time in 2009.

The primary functions of the corporate governance and nominating committee, as identified in its charter, are:

•	identifying individuals qualified to become members of the board and making recommendations to the board regarding nominees for election;

•	developing and recommending to the board a set of corporate governance principles applicable to us and reviewing such principles at least annually;

•	establishing procedures for the corporate governance and nominating committee to exercise oversight of the evaluation of the board and management;

•	evaluating, at least annually, the performance of the corporate governance and nominating committee;

•	considering nominees recommended by stockholders; and

•	assisting management in the preparation of the disclosure in our annual proxy statement regarding the operations of the corporate governance and nominating committee.

The corporate governance and nominating committee has not established specific minimum age, education, years of business experience or specific types of skills for potential director candidates, but, in general, will consider, among other things, the following criteria in fulfilling its duty to recommend nominees for election as directors:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which we do business and in our industry or other industries relevant to our business;

•	ability and willingness to commit adequate time to the board and committee matters;

•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to our needs; and

•	diversity of viewpoints, background, experience and other demographics of our board.

The corporate governance and nominating committee would consider qualified candidates for directors suggested by current directors, management and our stockholders. The corporate governance and nominating committee and the board apply the same criteria in evaluating candidates nominated by stockholders as in evaluating candidates recommended by other sources. Stockholders can suggest qualified candidates for director to the corporate governance and nominating committee by writing to our Corporate Secretary at 601 Riverside Avenue, Jacksonville, Florida 32204. The submission must provide the information required by, and otherwise comply with the procedures set forth in, Section 3.1 of our bylaws. Section 3.1 also requires that the nomination notice be submitted a prescribed time in advance of the meeting. See “Stockholder Proposals” elsewhere in this proxy statement. Upon receipt of a stockholder-proposed director candidate, the corporate secretary will assess the board’s needs, primarily whether or not there is any current pending vacancy or a possible need to be filled by adding or replacing a director. The corporate secretary will also prepare a director profile by comparing the desired list of criteria with the candidate’s qualifications. Submissions that meet the criteria outlined above and in our Corporate Governance Guidelines will be forwarded to the Chairman of the corporate governance and nominating committee for further review and consideration. To date, no suggestions with respect to candidates for nomination have been received from stockholders.

Audit Committee

As of April 15, 2010, the members of the audit committee are Douglas K. Ammerman (Chair), Willie D. Davis and Daniel D. (Ron) Lane. The board has determined that each of the audit committee members is financially literate and independent as required by the rules of the SEC and the NYSE, and that each of Messrs. Ammerman and Davis is an audit committee financial expert, as defined by the rules of the SEC. Prior to March 15, 2009, our audit committee was composed of Douglas K. Ammerman (Chair), Willie D. Davis and John F. Farrell, Jr., each of whom was determined to be financially literate and independent as required by the rules of the SEC and the NYSE, and an audit committee financial expert, as defined by the rules of the SEC. The audit committee met 12 times in 2009.

The primary functions of the audit committee include:

•	appointing, compensating and overseeing our independent registered public accounting firm;

•	overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;

•	discussing the annual audited financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm;

•	establishing procedures for receiving, processing and retaining complaints (including anonymous complaints) we receive concerning accounting controls or auditing issues;

•	approving audit and non-audit services provided by our independent registered public accounting firm;

•	discussing earnings press releases and financial information provided to analysts and rating agencies;

•	discussing policies with respect to risk assessment and risk management; and

•	producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations.

The audit committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended.

Report of the Audit Committee

The audit committee of the board submits the following report on the performance of certain of its responsibilities for the year 2009:

The primary function of our audit committee is oversight of (i) the quality and integrity of our financial statements and related disclosure, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of our internal audit function and independent registered public accounting firm. Our audit committee acts under a written charter, which was adopted in 2005 and subsequently approved by our board. We review the adequacy of our charter at least annually. Our audit committee is comprised of the three directors named below, each of whom has been determined by the board to be independent as defined by NYSE independence standards. In addition, our board has determined that each of Messrs. Ammerman and Davis is an audit committee financial expert as defined by SEC rules.

In performing our oversight function, we reviewed and discussed with management and KPMG LLP, our independent registered public accounting firm, our audited financial statements as of and for the year ended December 31, 2009. Management and KPMG LLP reported to us that our consolidated financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of FNF and its subsidiaries in conformity with generally accepted accounting principles. We also discussed with KPMG LLP matters covered by the Statement on Auditing Standards No. 61 (Communication With Audit Committees).

We have received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and have discussed with them their independence. In addition, we have considered whether KPMG LLP’s provision of non-audit services to us is compatible with their independence.

Finally, we discussed with our internal auditors and KPMG LLP the overall scope and plans for their respective audits. We met with KPMG LLP at each meeting. Management was present for some, but not all, of these discussions. Our discussions with them included the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, we recommended to our board that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the fiscal year ended 2009 and that KPMG LLP be appointed independent registered public accounting firm for FNF for 2010.

In carrying out our responsibilities, we look to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of our financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process. The independent registered public accounting firm is responsible for auditing our annual financial statements and expressing an opinion as to whether the statements are fairly stated in conformity with generally accepted accounting principles. The independent registered public accounting firm performs its responsibilities in accordance with the standards of the Public Company Accounting Oversight Board. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Exchange Act in either of those fields or in auditor independence.

The foregoing report is provided by the following independent directors, who constitute the committee:

AUDIT COMMITTEE

Douglas K. Ammerman (Chair)
Willie D. Davis
Daniel D. (Ron) Lane

Compensation Committee

The members of the compensation committee are Daniel D. (Ron) Lane (Chair), Cary H. Thompson and Richard N. Massey. Each of Messrs. Lane, Thompson and Massey was deemed to be independent by the board, as required by the NYSE. The compensation committee met 13 times during 2009. The functions of the compensation committee include the following:

•	discharging the board responsibilities relating to compensation of our executives;

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of those goals and objectives, and setting the Chief Executive Officer’s compensation level based on this evaluation;

•	making recommendations to the board with respect to incentive-compensation plans and equity-based plans; and

•	producing an annual report on executive compensation for inclusion in our proxy statement, in accordance with applicable rules and regulations.

For more information regarding the responsibilities of the compensation committee, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation” beginning on page 12.

Executive Committee

The members of the executive committee are William P. Foley, II (Chair), Cary H. Thompson and Thomas M. Hagerty, and each of Messrs. Thompson and Hagerty was deemed to be independent by our board. The executive committee did not meet in 2009. Subject to limits under state law, the executive committee may invoke all of the power and authority of the board in the management of FNF.

Board Leadership Structure and Role in Risk Oversight.

We separate the positions of CEO and Chairman of the Board in recognition of the differences between the two roles. In October 2009, our Board of Directors adopted a Charter of Lead Independent Director and appointed one of our independent directors as the Lead Director. The responsibilities of the Lead Director are to:

•	preside at meetings of the board of directors in the absence of, or upon the request of, the Chairman;

•	serve as a designated member of the Executive Committee of the Board;

•	call and preside over all executive meetings of non-employee directors and independent directors and report to the board, as appropriate, concerning such meetings;

•	review board meeting agendas and schedules in collaboration with the Chairman and recommend matters for the board to consider and information to be provided to the board;

•	serve as a liaison and supplemental channel of communication between non-employee/independent directors and the Chairman without inhibiting direct communications between the Chairman and other directors;

•	serve as the principal liaison for consultation and communication between the non-employee/independent directors and stockholders;

•	advise the Chairman concerning the retention of advisors and consultants who report directly to the Board; and

•	be available to major shareholders for consultation and direct communication.

The Board considers it to be useful and appropriate to designate a Lead Director to serve in a lead capacity to coordinate the activities of the other non-employee directors and to perform such other duties and responsibilities as the Board may determine.

The Board administers its risk oversight function directly and through committees. The Audit Committee oversees the Company’s financial reporting process, risk management program, legal and regulatory compliance, performance of the independent auditor, internal audit function, and financial and disclosure controls. Management identifies strategic risks of the Company and aligns the annual audit plan with the auditable risks. Management presents the identified risks and the audit plan to the Audit Committee for review and approval. Management also reports quarterly to the Audit Committee and the Board regarding claims. The Audit Committee also receives quarterly reports on compliance matters. The Corporate Governance and Nominating Committee considers the adequacy of the Company’s governance structures and policies. The Compensation Committee reviews and approves the Company’s compensation and other benefit plans, policies and programs and considers whether any of those plans, policies or programs create risks that are likely to have a material adverse effect on the Company. Each committee provides reports on its activities to the full Board.

Contacting the Board

Any stockholder or other interested person who desires to contact any member of the board or the non-management members of the board as a group may do so by writing to: Board of Directors, c/o Corporate Secretary, Fidelity National Financial, Inc., 601 Riverside Avenue, Jacksonville, FL 32204. Communications received are distributed by the Corporate Secretary to the appropriate member or members of the board.

Certain Relationships and Related Transactions

Certain Relationships with FIS and LPS

Our Chairman, William P. Foley, II, also serves as a director and the executive Chairman of the board of directors of FIS and, until his retirement on March 15, 2009, served as a director and executive Chairman of the board of directors of LPS. As a result, LPS was a related party until March 15, 2009, although amounts below reflect amounts paid to or received from LPS for the full year ended December 31, 2009.

In addition to Mr. Foley, our directors Thomas M. Hagerty and Richard N. Massey also serve as directors of FIS. We refer to these directors as the dual-service directors. Brent B. Bickett, who serves as our Executive Vice President, Corporate Finance, also serves as Executive Vice President, Corporate Finance for FIS. Michael L. Gravelle, who serves as our Executive Vice President, General Counsel and Corporate Secretary, also serves as Executive Vice President, Chief Legal Officer and Corporate Secretary of FIS. In addition to their employment agreements with us, Messrs. Foley, Bickett and Gravelle also have employment agreements with FIS. We refer to Messrs. Foley, Bickett and Gravelle as the overlapping officers. Each of the dual-service directors and each of the overlapping officers during 2009 owned common stock, and options to buy additional common stock, of both our company and of FIS.

Arrangements with FIS and LPS

Historically, we have provided a variety of services to FIS, and FIS has provided various services to us, pursuant to agreements and arrangements between us and FIS. Some of these agreements and arrangements were entered into in connection with our separation from FIS described below, and others were already in existence prior to the separation or have been entered into since the separation from FIS.

On October 24, 2006, we completed the acquisition of substantially all of the assets and liabilities of old FNF (other than old FNF’s interests in FIS and in a small subsidiary, FNF Capital Leasing, Inc.) in exchange for shares of our common stock (the “asset contribution”). In connection with the asset contribution from old FNF, effective as of October 26, 2006, old FNF distributed all of the shares it acquired from us in connection with the asset contribution, together with certain other of our shares, to old FNF’s stockholders in a tax-free distribution (the “Full Spin-Off”). Following the Full Spin-Off, effective as of November 9, 2006, old FNF merged with and into FIS (the “FIS Merger”). We refer to the FIS Merger, the asset contribution and the Full Spin-Off collectively as the “separation from FIS.” In connection with the separation from FIS, we entered into various agreements with FIS, including a tax disaffiliation agreement, a cross-indemnity agreement, and an agreement regarding the sharing of premium expenses for certain on-going insurance policies we purchased. While these agreements continue in effect, no payments for indemnification or liability have been made by us or by FIS under any of these agreements.

At the time of the separation from FIS, we also amended certain of the existing agreements regarding the corporate and administrative services provided by and to each of us. Many of these agreements were further amended in connection with the LPS spin-off described below, to reflect the services currently being provided to and from us and LPS, as well as those that would be provided by FIS to and from LPS.

Prior to July 2008, FIS’s businesses included a group of businesses known to FIS as the lender processing services segment. On July 2, 2008, FIS spun-off its lender processing services segment in a tax-free transaction, and shares of a newly-created entity known as Lender Processing Services, Inc., which we refer to as LPS, were distributed to the FIS shareholders. We refer to this transaction as the LPS spin-off.

From 2005 until the LPS spin-off, the business groups that are now part of LPS were operated by FIS as internal divisions or separate subsidiaries within the FIS family of companies. As a result, many of our agreements with FIS for the various corporate administrative and other services that we provided and received to and from FIS were also provided to and from LPS. In connection with the LPS spin-off and the resulting separation of the LPS businesses from FIS, we entered into new agreements with LPS pursuant to which we and LPS continue to provide and receive certain of the corporate and administration and other services that were being provided to and received by the lender processing services businesses when they were a part of FIS. We also amended certain of our agreements with FIS to reflect the changes in the services received and provided to FIS that were related to the lender processing services business. Additionally, in connection with the LPS spin-off, certain of our agreements with FIS were assigned or transferred to LPS or its subsidiaries, so that certain of our subsidiaries are now parties to agreements directly with LPS or its subsidiaries covering various business and operational matters.

Generally, the terms of our agreements and arrangements with FIS and with LPS have not been negotiated at arm’s length, and they may not reflect the terms that could have been obtained from unaffiliated third parties. However, other than those corporate services and similar arrangements that are priced at cost, which are likely more favorable to the service recipient than could be obtained from a third party, we believe that the economic terms of our arrangements with FIS and with LPS are generally priced within the range of prices that would apply in a third party transaction, and are not less favorable to us than a third party transaction would be.

Our significant agreements and arrangements with FIS and LPS are described below. None of the overlapping officers or dual-service directors receives any direct compensation or other remuneration of any kind as a result of or in connection with the various agreements with FIS or LPS and none of them has any direct interest in the agreements and arrangements with FIS or LPS.

Arrangements with FIS

Overview

There are various agreements between FIS and us. These agreements include:

•	the corporate and transitional services agreement;

•	the master information technology and application development services agreement;

•	the interchange use and cost sharing agreements for corporate aircraft;

•	the sublease agreement;

•	the Sedgwick master information technology services agreement; and

•	our investment agreement with FIS.

Corporate and Transitional Services Agreement

We are party to a corporate services agreement with FIS under which we provide to FIS corporate and other administrative support services, including tax services, risk management insurance services, purchasing and procurement services and travel services. In connection with the LPS spin-off, we entered into an amended corporate and transitional services agreement with FIS that reflects the changes in the services needed by FIS after the LPS spin-off. The pricing for the services provided by us under the corporate services agreement is on a cost-only basis, so that we are in effect reimbursed by FIS for the costs and expenses incurred in providing these corporate services. With certain exceptions, the corporate services agreement continues in effect as to each service covered by the agreement until we are notified by FIS, in accordance with the terms and conditions set forth in the agreements and subject to certain limitations, that the service is no longer requested, but in any event, the services terminate on July 2, 2010.

The exact amount paid by FIS to us under the corporate services agreement is dependent upon the amount of services actually provided in any given year. During 2009, we received less than $1 million from FIS for services rendered by us. There were no corporate services rendered to us by FIS its subsidiaries.

Master Information Technology Services Agreement

We are party to a master information technology services agreement with FIS, pursuant to which FIS provides various services to us, such as IT infrastructure support and data center management. Under this agreement, we have designated certain services as high priority critical services required for our business. These include managed operations, network, email/messaging, network routing, technology center infrastructure, active directory and domains, systems perimeter security, data security, disaster recovery and business continuity. FIS agrees to use reasonable best efforts to provide these core services without interruption throughout the term of the master services agreement, except for scheduled maintenance. We can also request services that are not specified in the agreement, and, if we can agree on the terms, a new statement of work or amendment will be executed. In addition, if requested by us, FIS will continue to provide, for an appropriate fee, services to us that are not specifically included in the master information technology services agreement if those services were provided to us by FIS or its subcontractors in the past.

Under this agreement, we are obligated to pay FIS for the services that we (and our subsidiaries) utilize, calculated under a specific and comprehensive pricing schedule. Although the pricing includes some minimum usage charges, most of the service charges are based on volume and actual usage, specifically related to the particular service and the complexity of the technical development and technology support provided by FIS to us. The amount we paid FIS under this agreement during 2009 was approximately $47 million.

The master information technology services agreement was amended in connection with the LPS spin-off and is effective for a term of five years from the date of the LPS spin-off unless earlier terminated in accordance with its terms. We have the right to renew the agreement for two successive one-year periods, by providing a written notice of our intent to renew at least six months prior to the expiration date. Upon receipt of a renewal notice, the parties will begin discussions regarding the terms and conditions that will apply for the renewal period, and if the parties have not reached agreement on the terms by the time the renewal period commences, then the agreement will be renewed for only one year on the terms as in effect at the expiration of the initial term. We may also terminate the agreement or any particular statement of work or base services agreement subject to certain minimum fees and prior notice requirements, as specified for each service. In addition, if either party fails to perform its obligations under the agreement, the other party may terminate after the expiration of certain cure periods.

Interchange Use and Cost Sharing Agreements for Corporate Aircraft

In connection with the LPS spin-off, we entered into an interchange agreement with FIS and LPS with respect to our continued use of the corporate aircraft leased or owned by FIS and LPS, and the use by FIS and LPS of the corporate aircraft leased by us. We also entered into a cost sharing agreement with FIS and LPS with respect to the sharing of certain costs relating to other corporate aircraft that is leased or owned by us but used by FIS and/or LPS from time to time. These arrangements provide us with access from time to time to additional corporate aircraft that we can use for our business purposes. The interchange agreement has a perpetual term, but may be terminated at any time by any party upon 30 days’ prior written notice. The cost sharing agreement continues so long as we own or lease the corporate aircraft (or any replacement corporate aircraft) that is subject to the cost sharing arrangement with FIS and LPS. Under the interchange agreement, we reimburse FIS or LPS, or FIS or LPS reimburses us, for the net cost differential of our use of the aircraft owned or leased by FIS or LPS, and their respective aggregate use of our aircraft. The interchange use and the amounts for which each of us can be reimbursed are subject to Federal Aviation Authority regulations and are the same as would apply to any third party with whom we would enter into an aircraft interchange arrangement. Under the cost sharing agreement, FIS and LPS each reimburse us for 1/3 of the aggregate net costs relating to the aircraft, after taking into account all revenues from charters and other sources. During 2009, the amounts that we received from FIS and LPS, net of amounts paid to FIS and LPS, was approximately $1.4 million.

Sublease Agreement

We sublease to FIS a portion of the office space (including furnishings) in an office building known as “Building V” that is leased by us and located on the LPS Jacksonville, Florida headquarters campus. The terms and provisions of our sublease agreement mirror the management and economic effect of the terms and conditions of our lease agreement with LPS (and are the same as the terms of LPS’s lease to FIS), so that all of the office space located at the Jacksonville corporate campus benefits from per square foot average cost pricing for the entire campus. In addition, the sublease contemplates that the amount of space leased can be adjusted from time to time to reflect the parties’ evolving space needs. The sublease has a term of 3 years with rights to renew for successive one-year periods thereafter. The rent under this sublease is comprised of a base rent amount equal to $10.50 per rentable square foot plus additional rent equal to our share of our operating expenses for the entire Jacksonville headquarters campus (subject to certain exclusions). The operating expenses fluctuate from year to year and thus, the amount of the additional rent will also fluctuate. For 2009, the total rent charged to FIS under the sublease was $27.19 per rentable square foot. The amount of the rent may increase or decrease in future years depending on the operating expenses and the depreciation relating to the Jacksonville headquarters campus in general. In addition to the rent for office space, under the sublease FIS also pays to us rent for office furnishings for that space. During 2009, the total rent we charged to FIS was less than $1 million.

Sedgwick Master Information Technology Services Agreement.

Sedgwick CMS Holdings (“Sedgwick”), a company of which FNF owns 32% of the voting capital stock, is party to a master information technology services agreement with FIS. Sedgwick is a provider of outsourced claims management services to large corporate and public sector entities. Under this master information technology services agreement, Sedgwick receives various information technology services from FIS, such as IT infrastructure and network support, and data center management. The master information technology services agreement is effective until July 2011 unless earlier terminated in accordance with its terms. Sedgwick has the right to renew the agreement, and either party may also terminate the agreement or any particular statement of work or base services agreement in certain circumstances. Under this agreement, Sedgwick pays FIS for the services that it utilizes, calculated under a specific and comprehensive pricing schedule. Most of the service charges are based on volume and actual usage, specifically related to the particular service and support provided and the complexity of the technical analysis and technology support provided by FIS. The amount Sedgwick paid to FIS for these services during 2009 was approximately $39 million.

Investment in Fidelity National Information Services, Inc.

On October 1, 2009, pursuant to an investment agreement with Thomas H. Lee Partners, L.P. (“THL”) and FNF dated as of March 31, 2009, FIS issued and sold (a) to THL in a private placement 12.9 million shares of FIS common stock for an aggregate purchase price of approximately $200.0 million and (b) to FNF in a private placement 3.2 million shares of FIS common stock for an aggregate purchase price of approximately $50.0 million. FIS paid each of THL and FNF a transaction fee equal to 3% of their respective investments. The investment agreement provides that neither THL nor FNF may transfer the shares purchased in the investments, subject to limited exceptions, for 180 days after the closing.

Arrangements with LPS

Overview

There are various agreements between LPS and us, most of which were entered into, or assigned or transferred to LPS from FIS, in connection with the LPS spin-off. These agreements include:

•	the corporate and transitional services agreement;

•	the master information technology and application development services agreement;

•	the interchange use and cost sharing agreements for corporate aircraft;

•	the real estate management services and lease and sublease agreements;

•	the software license agreement;

•	the issuing agency agreements;

•	the tax services agreements; and

•	the real estate data and support services agreements.

Corporate and Transitional Services Agreement

Through agreements with FIS, we have historically provided certain corporate services to the business units that now comprise LPS relating to general management, statutory accounting, claims administration, corporate aviation and other administrative support services. In connection with the LPS spin-off, we entered into a new corporate and transitional services agreement with LPS so that LPS can continue to receive certain of these services as it has in the past as a part of FIS. Like the FIS corporate and transitional services agreements, the pricing for the services provided by us to LPS under the LPS corporate and transitional services agreement is on a cost-only basis, with LPS in effect reimbursing us for the costs and expenses (including allocated staff costs) incurred in providing these corporate services to LPS. The corporate and transitional services to LPS terminate at various times specified in the agreement, generally ranging from 12 months to 24 months after the LPS spin-off, but in any event generally are terminable by either party on 90 days’ notice, other than limited services for which the notice of termination may be longer. During 2009, LPS paid approximately $0.4 million to us for these services.

Master Information Technology and Application Development Services Agreement

Through agreements with FIS, we have historically received from LPS certain software development services. In connection with the LPS spin-off, we entered into a new master information technology and application development services agreement so that we can continue to receive these services from LPS. The Master Information Technology and Application Development Services Agreement sets forth the specific services to be provided and provides for statements of work and amendment as necessary. LPS provides the services directly or through one or more subcontractors that are approved by us, but LPS remains responsible for compliance by each subcontractor with the terms of the agreement. The agreement provides for specified levels of service for each of the services to be provided and if LPS fails to provide service in accordance with the agreement, they are required to correct the failure as promptly as possible at no cost to us.

Under the Master Information Technology and Application Development Services Agreement, we are obligated to pay LPS for the services that we (and our subsidiaries) utilize, calculated under a specific and comprehensive pricing schedule. Although the pricing includes some minimum usage charges, most of the service charges are based on actual usage, specifically related to the particular service and the complexity of the technical development and technology support provided to us.

The Master Information Technology and Application Development Services Agreement is effective for a term of five years from the date of the LPS spin-off unless earlier terminated in accordance with its terms. We have the right to renew the agreement for two successive one-year periods, by providing a written notice of our intent to renew at least six months prior to the expiration date. Upon receipt of a renewal notice, the parties will begin discussions regarding the terms and conditions that will apply for the renewal period, and if the parties have not reached agreement on the terms by the time the renewal period commences, then the agreement will be renewed for only one year on the terms as in effect at the expiration of the initial term. We may also terminate the agreement or any particular statement of work or base services agreement subject to certain minimum fees and prior notice requirements, as specified for each service. In addition, if either party fails to perform its obligations under the agreement, the other party may terminate after the expiration of certain cure periods. During 2009, we paid $29.3 million to LPS for services under this agreement.

Interchange Use and Cost Sharing Agreements for Corporate Aircraft

For a description of these agreements, refer to the subsection above entitled “Certain Relationships and Related Party Transactions — Arrangements with FIS — Interchange Use and Cost Sharing Agreements for Corporate Aircraft.”

Real Estate Management Services and Lease and Sublease Agreements

Historically, through agreements with FIS, we have paid the business units that now comprise LPS for property management services (including telecommunications services) provided to us, and we paid rent for office space leased to us, at our Jacksonville, Florida headquarters campus. In connection with the LPS spin-off, we entered into new agreements with LPS so that we can continue to receive these property management services from LPS relating to the building we lease at our Jacksonville, Florida headquarters, as well as to continue to lease certain office space from LPS at our Jacksonville headquarters campus.

Property Management Services.  In connection with the LPS spin-off, we entered into a new property management agreement with LPS, pursuant to which LPS continues to act as property manager for “Building V” located on the LPS Jacksonville, Florida headquarters campus. Under this agreement, we pay an annual management fee equal to $16.92 per rentable square foot per annum, payable in arrears and paid in monthly installments. The property management agreement has a term of 3 years with rights to renew for successive one-year periods thereafter. We paid $2.6 million to LPS for these services in 2009.

Lease and Sublease at Jacksonville Headquarters Campus.  In connection with the LPS spin-off, we entered into a new lease with LPS pursuant to which we lease office space from LPS at its Jacksonville headquarters campus and receive certain other services including telecommunications and security. We also entered into a new sublease with LPS pursuant to which we sublease to LPS certain office space (including furnishings) in an office building known as “Building V” that is located on the LPS Jacksonville, Florida headquarters campus. Both the lease and the sublease have a term of three years with rights to renew for successive one-year periods thereafter. The rent under this lease and this sublease is calculated in the same manner and at the same rate per rentable square foot as applies to our sublease of office space to FIS. The rent is comprised of a base rent amount equal to $10.73 per rentable square foot plus additional rent equal to our share of our operating expenses for the entire Jacksonville headquarters campus (subject to certain exclusions). The operating expenses fluctuate from year to year and thus, the amount of the additional rent will also fluctuate. For 2009, the total rent paid by us under the lease with LPS, and the total rent charged by us to LPS under the sublease, is $27.64 per rentable square foot. The amount of the rent may increase or decrease in future years depending on the operating expenses and the depreciation relating to the LPS Jacksonville headquarters campus in general. In addition to our rent for office space, under the sublease LPS also pays rent for office furnishings for that space. During 2009, we made lease payments aggregating $3.8 million to LPS under the lease. The aggregate amount of lease payments that we received from LPS under the sublease was $2 million in 2009.

Software License Agreement

We license software from LPS under a license agreement for a package of software known as “SoftPro.” SoftPro is a series of software programs and products that have been and continue to be used by our title insurance company subsidiaries. We pay monthly fees to LPS based on the number of workstations and the actual number of SoftPro software programs and products used in each location. During 2009, we paid approximately $15.3 million to LPS for these licenses.

Issuing Agency Agreements

Certain of our title insurance subsidiaries are party to issuing title agency agreements with several LPS subsidiaries. Under these agreements, the LPS subsidiaries act as title agents for our title insurance company subsidiaries in various jurisdictions. The title agency appointments under these agreements are not exclusive, and our title insurance subsidiaries each retain the ability to appoint other title agents and to issue title insurance directly. Subject to certain early termination provisions for cause, each of these agreements may be terminated upon five years’ prior written notice, which notice may not be given until after the fifth anniversary of the effective date of the agreement (thus effectively resulting in a minimum ten year term). We entered into the issuing agency contracts between July 2004 and August 2006. During 2009, we paid approximately $291.1 million in commissions under agency agreements, representing a commission rate of approximately 88% of premiums earned.

Tax Services Agreements

Certain of our title insurance subsidiaries receive tax services from LPS pursuant to several tax service agreements. Under these agreements, LPS provides tax certificates to our title companies for closings in Texas, using a computerized tax service that allows the title companies to access and retrieve information from LPS’s computerized tax plant. During 2009, we paid LPS $3.7 million for these services.

Real Estate Data and Support Services Agreements

We also receive various real estate and title related services from LPS, and we provide various real estate related services to LPS, under a number of agreements. The significant agreements are briefly described below.

Real Estate Data Services.  We receive real estate information from LPS, consisting principally of data services required by our title insurers. We will continue to receive these services only to the extent we determine they are needed from time to time. We paid LPS $3.0 million for these services during 2009.

Flood Zone Determination Agreements.  We receive flood zone determination services from LPS pursuant to flood zone determination agreements. Under the agreements, LPS makes determinations and reports regarding whether certain properties are located in special flood hazard areas. During 2009, we paid LPS $0.2 million for these services. The initial terms of the agreements expired on September 1, 2009 or December 31, 2009, as the case may be, but the agreements are automatically renewed for successive one year terms unless either party gives notice of non-renewal at least 30 days prior to the agreement’s expiration date (as it may have been extended).

Title Plant Access and Title Production Services Agreements.  One of our subsidiaries is party to a national master services agreement with LPS relating to title plant access relating to real property located in various states. Under this agreement, we provide online database access, physical access to title records, use of space, image system use, and use of special software to LPS. We receive a monthly fee (subject to certain minimum charges) based on the number of title reports or products LPS orders, as well as fees for the other services we provide. The agreement has a term of three years beginning in November 2006 and is automatically renewable for successive three year terms unless either party gives 30 days’ prior written notice. We have also provided title production services to LPS under a title production services agreement, pursuant to which we are paid for services based on the number of properties searched, subject to certain minimum use. The title production services agreement can be terminated by either party upon 30 days’ prior written notice. In 2009, we received from LPS $4.8 million for these services and access.

FNRES Holdings, Inc.

On December 31, 2006, we contributed $52.5 million to FNRES Holdings, Inc., which at that time was an FIS subsidiary and which we refer to as FNRES, for approximately 61% of the outstanding shares of FNRES. In June 2008, FIS contributed its remaining 39% equity investment in FNRES to LPS in the spin-off. On February 6, 2009, we completed the purchase from LPS of all of its interest in Investment Property Exchange Services, Inc. (“IPEX”) in exchange for the remaining 61% of the equity interests of FNRES. As a result of this transaction, we no longer own any equity interest in FNRES. The business of IPEX consists of acting as a facilitator of IRS Code Section 1031 tax free real property exchanges.

We and certain of our subsidiaries, and Cyberhomes, LLC, a subsidiary of FNRES, were also parties to a personal property lease pursuant to which we leased personal property to Cyberhomes in 2009. We received aggregate lease payments of $1.0 from LPS under this agreement in 2009. In November 2009, we and LPS agreed to terminate the personal property lease and LPS purchased the personal property leased thereunder for a payment of $2.7 million.

Fidelity National Title Group, a subsidiary of FNF (“FNT”), and Cyberhomes, LLC, a subsidiary of FNRES, are parties to a user agreement pursuant to which FNT may use Cyberhomes’ Local Ads Service. FNT pays LPS standard monthly fees on a per ad basis under this agreement. The agreement is month to month, and may be terminated by either party at the end of the current monthly period. In 2009, we paid $0.2 million for services LPS provided to FNT under this agreement.

We and FNRES are party to a TransactionPoint Support Services Agreement, pursuant to which FNRES provides technology support services for our customers that use FNRES’s TransactionPoint transaction management platform. As part of the support services, FNRES provides product strategy and enhancements, custom development for our customers based upon statements of work, as well as back up of all system files and data. We pay FNRES a monthly support fee of $80,000, and we paid $0.9 million under this agreement in 2009.

LPS Capital Markets

In February 2009, LPS Capital Markets, LLC, a subsidiary of LPS, entered into engagements with law firms representing FNT in connection with matters relating to FNT’s review of loan files with respect to issues related to title policy claims. The engagement letters provided for compensation for LPS’s services at LPS’s regular billing rates, plus reimbursement of costs and expenses. We paid the aggregate of $7.0 million to LPS in connection with these engagements.

Other Related Party Arrangements

Investment in Vicorp Restaurants, Inc.

We own 45% of the ownership interests of Fidelity Newport Holdings, LLC (“Newport LLC”). In 2009 Newport LLC purchased certain assets of Vicorp Restaurants, Inc., the owner of the Village Inn chain of restaurants. We limited our investment to 45% of the ownership interest of Newport LLC, at a price of $11,250,000. Newport Global Opportunities Fund LP purchased another 45% of the ownership interest of Newport LLC at a price of $11,250,000. Certain of our executive officers independently decided to purchase ownership interests in Newport LLC as personal investments and are also parties to the LLC Agreement. Folco Development Corp., a corporation controlled by William P. Foley, II, the Chairman of our Board, purchased 7% of the ownership interest of Newport LLC for $1,750,000. Brent B. Bickett, Executive Vice President, Corporate Finance, and Westrock Capital Partners, in which Richard Massey, one of our directors, is a partner, each purchased 1% ownership interests in Newport LLC at $250,000 each, and Raymond R. Quirk, our President, and Roger Jewkes, our Executive Vice President, Western operation, each purchased a 0.2% ownership interest in Newport LLC for $50,000. The total investments in Newport LLC by all parties equaled $25,000,000. The business and affairs of Newport LLC are conducted by or under its board of managers. The board of managers consists of seven managers: Newport LLC’s Chief Executive Officer, three managers designated by us, and three managers designated by Newport Global Opportunities Fund LP. The initial three managers designated by us are William P. Foley, II, Brent B. Bickett and Robert E. Wheaton.

Certain Other Corporate Service Arrangements

During 2009, certain entities owned or controlled by our executive Chairman, William P. Foley II, paid us an aggregate of $442,856 for corporate support services such as legal, accounting and bookkeeping. These payments included $107,474 from Glacier Restaurant Group, LLC, $99,477 from Holman Enterprises, Inc., $18,600 from Glacier Sotheby’s, $169,882 from Rock Creek Cattle Company, Ltd., $37,058 from RC Phase II Development Ltd. and $10,365 from Winter Sports, Inc. Amounts were charged at our allocated cost to provide the services involved.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to our codes of ethics, a “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with our interests, and can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Anything that would present a conflict for a director, officer or employee would also likely present a conflict if it is related to a member of his or her family. Our code of ethics states that clear conflict of interest situations involving directors, executive officers and other employees who occupy supervisory positions or who have discretionary authority in dealing with any third party specified below may include the following:

•	any significant ownership interest in any supplier or customer;

•	any consulting or employment relationship with any customer, supplier or competitor; and

•	selling anything to us or buying anything from us, except on the same terms and conditions as comparable directors, officers or employees are permitted to so purchase or sell.

It is our policy to review all relationships and transactions in which we and our directors or executive officers (or their immediate family members) are participants in order to determine whether the director or officer in question has or may have a direct or indirect material interest. Our Chief Compliance Officer, together with our legal staff, is primarily responsible for developing and implementing procedures to obtain the necessary information from our directors and officers regarding related person transactions. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest must be discussed promptly with our Chief Compliance Officer. The Chief Compliance Officer, together with our legal staff, then reviews the transaction or relationship, and considers the material terms of the transaction or relationship, including the importance of the transaction or relationship to us, the nature of the related person’s interest in the transaction or relationship, whether the transaction or relationship would likely impair the judgment of a director or executive officer to act in our best interest, and any other factors such officer deems appropriate. After reviewing the facts and circumstances of each transaction, the Chief Compliance Officer, with assistance from the legal staff, determines whether the director or officer in question has a direct or indirect material interest in the transaction and whether or not to approve the transaction in question.

With respect to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, our codes of ethics require that each such officer must:

•	discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with our General Counsel;

•	in the case of our Chief Financial Officer and Chief Accounting Officer, obtain the prior written approval of our General Counsel for all material transactions or relationships that could reasonably be expected to give rise to a conflict of interest; and

•	in the case of our Chief Executive Officer, obtain the prior written approval of the audit committee for all material transactions that could reasonably be expected to give rise to a conflict of interest.

In the case of any material transactions or relationships involving our Chief Financial Officer or our Chief Accounting Officer, the General Counsel must submit a list of any approved material transactions semi-annually to the audit committee for its review.

Under SEC rules, certain transactions in which we are or will be a participant and in which our directors, executive officers, certain stockholders and certain other related persons had or will have a direct or indirect material interest are required to be disclosed in this related person transactions section of our proxy statement. In addition to the procedures above, our audit committee reviews and approves or ratifies any such transactions that are required to be disclosed. The committee makes these decisions based on its consideration of all relevant factors. The review may be before or after the commencement of the transaction. If a transaction is reviewed and not approved or ratified, the committee may recommend a course of action to be taken.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors to file reports of their ownership, and changes in ownership, of the Company’s common stock with the SEC. Executive officers and directors are required by the SEC’s regulations to furnish the Company with copies of all forms they file pursuant to Section 16 and the Company is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during fiscal year 2009. Based solely upon a review of these reports, we believe all directors and executive officers of the Company complied with the requirements of Section 16(a).

STOCKHOLDER PROPOSALS

Any proposal that a stockholder wishes to be considered for inclusion in the Proxy and Proxy Statement relating to the Annual Meeting of Stockholders to be held in 2011 must be received by the Company no later than December 16, 2010. Any other proposal that a stockholder wishes to bring before the 2011 Annual Meeting of Stockholders without inclusion of such proposal in the Company’s proxy materials must also be received by the Company no later than December 16, 2010. All proposals must comply with the applicable requirements or conditions established by the SEC and the Company’s bylaws, which requires among other things, certain information to be provided in connection with the submission of stockholder proposals. All proposals must be directed to the Secretary of the Company at 601 Riverside Avenue, Jacksonville, Florida 32204. The persons designated as proxies by the Company in connection with the 2010 Annual Meeting of Stockholders will have discretionary voting authority with respect to any stockholder proposal for which the Company does not receive timely notice.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the enclosed proxy card confers discretionary authority on the persons named in the enclosed proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the enclosed proxy card to vote the shares in accordance with their best judgment.

AVAILABLE INFORMATION

The Company files Annual Reports on Form 10-K with the SEC. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (except for certain exhibits thereto), including our audited financial statements and financial statement schedules, may be obtained, free of charge, upon written request by any stockholder to Fidelity National Financial, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing the Company for its expenses in supplying any exhibit.

By Order of the Board of Directors

Alan L. Stinson
Chief Executive Officer

Dated: April 15, 2010

Voting items
The Board of Directors recommends that you
vote FOR the following:
1.	Election of Directors
Nominees
01	Daniel D. (Ron) Lane	02	General William Lyon	03	Richard N. Massey	04	Cary H. Thompson
The Board of Directors recommends you vote FOR the following proposal(s):
2	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2010 fiscal year.
NOTE: THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

→	0000 0000 0000

Broadridge Internal Use Only
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Cusip
Job #
Envelope #
Sequence #
# of # Sequence #

Reserved for Broadridge Internal Control Information

NAME

THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

Broadridge Internal Use Only

THIS SPACE RESERVED FOR SIGNATURES IF APPLICABLE	Job # Envelope # Sequence # # of # Sequence #

0000063006_1 R2.09.05.010

02_0000000000

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INS AS FOLLOWS:          X

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND  DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:		☐	☐	☐
1.	Election of Directors Nominees

01	Daniel D. (Ron) Lane 02 General William Lyon		03 Richard N. Massey		04 Cary H. Thompson

The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain

2	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2010 fiscal year.	☐	☐	☐

NOTE: THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

		JOB #			SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

0000063006_2 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

FIDELITY NATIONAL FINANCIAL, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 27, 2010
The undersigned hereby appoints William P. Foley, II and Alan L. Stinson, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of common stock of Fidelity National Financial, Inc. held of record by the undersigned as of March 30, 2010, at the Annual Meeting of Stockholders to be held at 10:00 a.m., eastern time in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, FL 32204 on May 27, 2010, or any adjournment thereof.
This instruction and proxy card is also solicited by the Board of Directors of Fidelity National Financial, Inc. (the “Company”) for use at the Annual Meeting of Stockholders on May 27, 2010 at 10:00 a.m. eastern time from persons who participate in either (1) the Fidelity National Financial, Inc. 401(k) Profit Sharing Plan (the “401(k) Plan”), or (2) the Fidelity National Financial, Inc. Employee Stock Purchase Plan (the “ESPP”), or (3) both the 401(k) Plan and the ESPP.
By signing this instruction and proxy card, the undersigned hereby instructs Wells Fargo Bank Minnesota, N.A., Trustee for the 401(k) Plan and the ESPP, to exercise the voting rights relating to any shares of common stock of Fidelity National Financial, Inc. allocable to his or her account(s) as of March 30, 2010. For shares voted by mail, this instruction and proxy card is to be returned to the tabulation agent (Fidelity National Financial, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717) by May 24, 2010. For shares voted by phone or internet, the deadline is 11:59 PM on May 24, 2010. For the 401(k) Plan, the Trustee will tabulate the votes received from all participants received by the deadline and will determine the ratio of votes for and against each item. The Trustee will then vote all shares held in the 401(k) Plan according to these ratios. For the ESPP, the Trustee will vote only those shares that are properly voted by ESPP participants.
Continued and to be signed on reverse side